Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF AUGUST 15, 2003

AMONG

MAGNETEK, INC., MAGNETEK ADS POWER, INC., AND

MAXTEC INTERNATIONAL CORP.

AS BORROWERS,

THE LOAN PARTIES PARTY HERETO,

BANK ONE, NA,

AS LENDER

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS; CONSTRUCTION

1.1	Defined Terms
1.2	Other Definitional Provisions; Construction

ARTICLE II. THE FACILITY

2.1.	The Facility
2.1.1.	Revolving Loans
2.1.2.	Facility LCs
2.2.	Payment of the Obligations
2.3.	Minimum Amount of Each Loan
2.4.	Funding Accounts; Controlled Disbursement Accounts; C;
2.5.	Reliance Upon Authority; No Liability
2.6.	Conversion and Continuation of Outstanding Loans
2.7.	Telephonic Notices
2.8.	Fees
2.9.	Interest Rates.
2.10.	Eurodollar Loans Post Default; Default Rates
2.11.	Interest Payment Dates; Interest and Fee Basis
2.12.	Voluntary Prepayments
2.13.	Mandatory Prepayments
2.14.	Termination of the Facility
2.15.	Method of Payment
2.16.	Collection of Accounts; Lock Box; Cash Collateral Account; Application of Payments
2.17.	Indemnity for Returned Payments
2.18.	Noteless Agreement; Evidence of Indebtedness
2.19.	Lending Installations
2.20.	Limitation of Interest
2.21	One General Obligation; Cross-Collateralized; Joint, Several and Primary Obligations

ARTICLE III. YIELD PROTECTION; TAXES

3.1.	Yield Protection
3.2.	Changes in Capital Adequacy Regulations
3.3.	Availability of Types of Loans
3.4.	Funding Indemnification
3.5.	Taxes
3.6.	Lender Statements; Survival of Indemnity

ARTICLE IV. CONDITIONS PRECEDENT

4.1.	Effectiveness; Initial Loan Advance
4.2.	Each Credit Extension

ARTICLE V. REPRESENTATIONS AND WARRANTIES

5.1.	Existence and Standing
5.2.	Authorization and Validity
5.3.	No Conflict; Government Consent
5.4.	Security Interest in Collateral
5.5.	Financial Statements
5.6.	Material Adverse Change
5.7.	Taxes
5.8.	Litigation and Contingent Obligations
5.9.	Subsidiaries
5.10.	ERISA
5.11.	Accuracy of Information

i

5.12.	Names; Prior Transactions
5.13.	Regulation U
5.14.	Material Agreements
5.15.	Compliance With Laws
5.16.	Ownership of Properties
5.17.	Plan Assets; Prohibited Transactions
5.18.	Environmental Matters
5.19.	Investment Company Act
5.20.	Public Utility Holding Company Act
5.21.	Bank Accounts
5.22.	Indebtedness
5.23.	Affiliate Transactions
5.24.	Real Property; Leases
5.25.	Intellectual Property Rights
5.26.	Insurance
5.27.	Solvency
5.28.	Subordinated Indebtedness
5.29.	Post-Retirement Benefits
5.30.	Common Enterprise
5.31.	Reportable Transactions
5.32.	Labor Disputes

ARTICLE VI. COVENANTS

6.1.	Financial and Collateral Reporting
6.2.	Use of Proceeds
6.3.	Notices
6.4.	Conduct of Business
6.5.	Taxes
6.6.	Payment of Indebtedness and Other Liabilities
6.7.	Insurance
6.8.	Compliance with Laws
6.9.	Maintenance of Properties
6.10.	Inspection
6.11.	Appraisals
6.12.	Communications with Accountants
6.13.	Collateral Waiver Agreements and Real Estate Purchases
6.14.	Deposit Account Control Agreements
6.15.	Additional Collateral; Further Assurances
6.16.	Dividends
6.17.	Indebtedness
6.18.	Capital Structure
6.19.	Merger
6.20.	Sale of Assets
6.21.	Investments and Acquisitions
6.22.	Liens
6.23	Change of Name or Location; Change of Fiscal Year
6.24.	Affiliate Transactions
6.25.	Amendments to Agreements
6.26.	Prepayment of Indebtedness; Subordinated Indebtedness
6.27.	Letters of Credit
6.28.	Financial Contracts
6.29.	Financial Covenants
6.29.1.	Capital Expenditures
6.29.2.	Minimum Fixed Charge Coverage Ratio
6.29.3.	Minimum EBITDA
6.29.4.	Minimum Availability
6.30.	Depository Banks
6.31.	Sale of Accounts

6.32.	Required Rate Management Transactions
6.33.	Holding Companies
6.34.	Operating Profit

ARTICLE VII. DEFAULTS

7.1	Defaults
7.2	Continuing Default

ARTICLE VIII. REMEDIES; WAIVERS AND AMENDMENTS

8.1.	Remedies
8.2.	Waivers by Loan Parties
8.3.	Amendments
8.4.	Preservation of Rights

ARTICLE IX. GENERAL PROVISIONS

9.1.	Survival of Representations
9.2.	Governmental Regulation
9.3.	Headings
9.4.	Entire Agreement
9.5.	Several Obligations; Benefits of this Agreement
9.6.	Expenses; Indemnification
9.7.	Accounting
9.8.	Severability of Provisions
9.9.	Non-liability of Lender

ARTICLE X. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

10.1.	Successors and Assigns
10.2.	Participations

ARTICLE XI. NOTICES

11.1.	Notices; Effectiveness; Electronic Communication
11.2.	Change of Address

ARTICLE XII. COUNTERPARTS

ARTICLE XIII. GUARANTY

13.1.	Guaranty
13.2.	Guaranty of Payment
13.3.	No Discharge or Diminishment of Guaranty
13.4.	Defenses Waived
13.5.	Rights of Subrogation
13.6.	Reinstatement; Stay of Acceleration
13.7.	Information
13.8.	Termination
13.9.	Taxes
13.10.	Severability
13.11.	Contribution
13.12.	Lending Installations
13.13.	Liability Cumulative

ARTICLE XIV. CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

14.1.	CHOICE OF LAW
14.2.	CONSENT TO JURISDICTION
14.3.	WAIVER OF JURY TRIAL

ATTACHMENTS

PRICING GRID

EXHIBITS

SCHEDULES

SCHEDULE 1	BORROWER FACILITIES
SCHEDULE 2	FUNDING ACCOUNTS; CONTROLLED DISBURSEMENT ACCOUNTS; LOCK BOXES; CASH COLLATERAL ACCOUNT
SCHEDULE 3	EQUIPMENT LEASES
SCHEDULE 5.1	FOREIGN QUALIFICATIONS
SCHEDULE 5.8	LITIGATION AND CONTINGENT OBLIGATIONS
SCHEDULE 5.9	CAPITALIZATION AND SUBSIDIARIES
SCHEDULE 5.12	NAMES; PRIOR TRANSACTIONS
SCHEDULE 5.14	MATERIAL AGREEMENTS
SCHEDULE 5.16	OWNERSHIP OF PROPERTIES
SCHEDULE 5.22	INDEBTEDNESS
SCHEDULE 5.23	AFFILIATE TRANSACTIONS
SCHEDULE 5.24	REAL PROPERTY; LEASES
SCHEDULE 5.25	INTELLECTUAL PROPERTY RIGHTS
SCHEDULE 5.26	INSURANCE
SCHEDULE 5.32	LABOR MATTERS
SCHEDULE 6.21	OTHER INVESTMENTS
SCHEDULE 6.22	LIENS

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”), dated as of August 15, 2003, is among MAGNETEK, INC., a Delaware corporation (“MagneTek”), MAGNETEK ADS POWER, INC., a Delaware corporation and Subsidiary of MagneTek (“ADS”), and MAXTEC INTERNATIONAL CORP., a Delaware corporation and Subsidiary of MagneTek (“Maxtec”) as Borrowers, the Loan Parties, and BANK ONE, NA, a national banking association having its principal office in Chicago, Illinois, as Lender (the “Lender”).

RECITALS

WHEREAS, the Borrowers have requested that the Lender make available to the Borrowers loans and other extensions of credit in an aggregate amount not to exceed $19,000,000, which extensions of credit will be used by the Borrowers for the purposes set forth in Section 6.2;

WHEREAS, the Borrowers and the other Loan Parties have agreed to secure all of their obligations under the Loan Documents by granting to the Lender a security interest in and lien upon the Collateral as set forth in the Collateral Documents; and

WHEREAS, the Guarantors have agreed to guarantee all of the Obligations of the Borrowers under the Loan Documents to the Lender as set forth in the Guaranty;

NOW THEREFORE, in consideration of these premises and the terms and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1                                 Defined Terms.  In addition to the other terms defined in this Agreement, whenever the following capitalized terms (whether or not underscored) are used, they shall be defined as follows:

“Account” shall have the meaning given to such term in the Security Agreements.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division of such Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Capital Stock of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Capital Stock having such power only by reason of the happening of a contingency) or a majority of the outstanding Capital Stock of a Person.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of the voting Capital Stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable LC Fee Rate” means, at any time, the percentage rate per annum payable in respect of standby Facility LCs as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Loans of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Loans of such Type as set forth in the Pricing Schedule.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the Chief Financial Officer or the Vice President and Controller of a Borrower, acting singly.

“Availability” means, at any time, an amount equal to the lesser of (a) the Commitment and (b) the Borrowing Base, in each case, minus the Credit Exposure.

“Available Commitment” means, at any time, the Commitment then in effect minus the Credit Exposure at such time.

“Available Funds” is defined in Section 2.16.2.

“Banking Services” means each and any of the following bank services provided to any Loan Party by the Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Lender from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.) and any rule or regulation issued thereunder.

“Borrower” means each of MagneTek, ADS, Maxtec, and their respective successors and assigns, and “Borrowers” means, collectively, MagneTek, ADS, Maxtec, and their respective successors and assigns.  To the extent a term or provision of this Agreement or any of the other Loan Documents is applicable to a “Borrower”, it is applicable to each and every Borrower unless the context expressly indicates otherwise.

“Borrower Facility” means, collectively, those facilities described on Schedule 1 which are owned or leased by a Borrowing Base Group Member, other than ADS.  “Borrower’s Facility” means each of the foregoing facilities.

“Borrower Representative” shall mean MagneTek in its capacity as the Borrower Representative pursuant to the provisions of Section 2.5.

“Borrowing Base” means, at any time, the sum of:

(a)                                  (i) 85% of the Eligible Accounts of each Borrowing Base Group Member, other than ADS plus (ii) the lesser of (A) 85% of the Eligible Accounts of ADS or (B) $1,000,000;

plus                         (b)                                 the least of:

(i)                                     the sum of: (A) 55% of ESI Inventory which at such time is Eligible Inventory; (B) 25% of Telemotive Inventory which at such time is Eligible Inventory; (C) 25% of Elevator Inventory which at such time is Eligible Inventory; (D) 20% of PEG Raw Materials which at such time are Eligible Inventory; (E) 10% of PEG Rectifiers which at such time are Eligible Inventory; (F) 35% of PEG Finished Goods which at such time are Eligible Inventory; and (G) the lesser of (1) $350,000 or (2) the sum of (x) 10% of Mondel Canada Inventory which at such time is Eligible Inventory and (y) 10% of Power Inventory which at such time is Eligible Inventory;

(ii)                                  80% of the Net Orderly Liquidation Value, as of any date, of the then aggregate amount of Borrowers’ Eligible Inventory; and

(iii)                               $4,000,000;

plus                         (c)                                  $1,500,000 (the “Equipment Availability”); provided that the Equipment Availability described in this subparagraph (c) shall be automatically and permanently reduced by $75,000.00 per calendar quarter (“Scheduled Equipment Availability Reduction”) commencing on October 1, 2003 and continuing on the first day of each calendar quarter thereafter occurring, and such availability shall be automatically and permanently reduced to zero upon the earliest to occur of (A) the Facility Termination Date; (B) the date upon which demand for repayment of the Loans is made by the Lender; and (3) the date upon which this Agreement terminates pursuant to its provisions including Section 2.14; and

minus                (d)                                 Reserves.

All Inventory will, as of any time, be valued at the lower of cost or market value, determined on a FIFO basis.  No specified category of Inventory in subparagraph (c) may be construed to include, and is deemed to exclude, any Inventory specified to be in another category of Inventory such that all specified categories of Inventory are at all times mutually exclusive for all purposes of this Agreement.  The Lender may, in its Permitted Discretion, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Borrowing Base with 15 days advance written notice of such change given to the Borrower Representative unless a Default or an Unmatured Default then exists, in which case Lender will give the Borrower Representative contemporaneous telephone or written notice of such change.

“Borrowing Base Certificate” means a certificate, signed by an Authorized Officer of the Borrower Representative, in the form of Exhibit G or another form which is acceptable to the Lender in its sole discretion.

“Borrowing Base Group Members” means, collectively, MagneTek, Maxtec, ADS and Mondel Canada, and “Borrowing Base Group Member” means each of MagneTek, Maxtec, ADS and Mondel Canada.

“Borrowing Date” means a date on which a Loan is made hereunder.

“Borrowing Notice” is defined in Section 2.1.1(b).

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in U.S. dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Business Group” means, collectively, ICG, PEG, and TPG.

“Business Group Member” means each of ICG, PEG, and TPG.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet of the Consolidated Group prepared in accordance with GAAP.

“Capital Stock” means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (howsoever designated) in or issued by any Person.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the aggregate amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral Account” is defined in Section 2.16.2.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the U.S., (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business with any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, and (d) certificates of deposit issued by and time deposits with any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; provided that, in each case, the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in: (a) the acquisition by any Person or two or more Persons acting in concert (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding voting Capital Stock of MagneTek; (b) the election of a director of MagneTek as a result of which at least a majority of MagneTek’s Board of Directors does not consist of Continuing Directors; (c) MagneTek’s ceasing to own, free and clear of all Liens (except for Permitted Liens and Liens in favor of the Lender) or other adverse claims, 100% of the outstanding voting Capital Stock of ADS (except as contemplated by Section 6.34), MXT, or Mondel Holding on a fully diluted basis; (d) MXT’s ceasing to own, free and clear of all Liens (except for Permitted Liens and Liens in favor of the Lender) or other adverse claims, 100% of the outstanding voting Capital Stock of Maxtec on a fully diluted basis; or (e) Mondel Holding’s ceasing to own, free and clear of all Liens (except in favor of the Lender) or other adverse claims, 100% of the outstanding voting Capital Stock of Mondel Canada on a fully diluted basis.

“Closing Date” means August 15, 2003 or such later date when the initial Revolving Loans are made hereunder.

“Code” means the Internal Revenue Code of 1986 and any rule or regulation issued thereunder.

“Collateral” means any and all Property covered by the Collateral Documents and any and all other Property of any Loan Party or other Person, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Lender, to secure the Secured Obligations.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the Lender, between the Lender and any third party (including any bailee,

consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real Property where any Collateral is located.

“Collateral Documents” means, collectively, the Security Agreements and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collateral Monitoring Fee” is defined in Section 2.8(d).

“Collateral Shortfall Amount” is defined in Section 2.1.2(i).

“Commitment” means the obligation of the Lender to make Loans to, and issue Facility LCs upon the application of, the Borrower Representative in an aggregate amount not exceeding $19,000,000, as such amount may be modified from time to time pursuant to the terms hereof.

“Compliance Certificate” is defined in Section 6.1(e).

“Consolidated Capital Expenditures” means, with reference to any Test Period, the Capital Expenditures of the Consolidated Group calculated on a consolidated basis for such period.

“Consolidated EBITDA” means, with reference to any Test Period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation, (d) amortization, and (e) non-cash or cash pension expense attributable to any Plan (e.g., exclusive of attorneys’ and accountants’ fees and actuarial fees and expenses), all calculated for the Consolidated Group on a consolidated basis in accordance with GAAP.  Consolidated EBITDA will (i) be calculated utilizing a FIFO method of cost accounting for Inventory, (ii) not include the results from operations of J-Tec for the period of July 28, 2003 to August 31, 2003; and (iii) not include any (A) gain or non-cash loss arising from the sale of capital assets, (B) gain arising from any write-up of assets, (C) gain or non-cash loss arising from the acquisition of debt securities or Capital Stock of a Consolidated Group member or from cancellation or forgiveness of indebtedness, (D) gain or income arising from accretion of any negative goodwill, (E) gain or non-cash loss recognized by a Consolidated Group member as earnings which relate to any extraordinary accounting adjustments or non-recurring items of income or non-cash loss or include any amounts attributable to extraordinary gains or non-cash losses or extraordinary items of income or non-cash loss or any other non-operating, non-recurring gain or non-cash loss from time to time occurring; (F) income of any other Person (other than a wholly-owned Subsidiary) in which a Consolidated Group member has an ownership interest, except to the extent any such income has actually been received by such Consolidated Group member in the form of cash dividends or distributions; (G) undistributed earnings of any Subsidiary of a Consolidated Group member to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (H) income of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, a Consolidated Group member or a Subsidiary of a Consolidated Group member; or (I) in the case of a successor to a Consolidated Group member by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets.

“Consolidated Fixed Charges” means, with reference to any Test Period, without duplication, cash Consolidated Interest Expense, plus scheduled principal payments on Debt For

Borrowed Money (other than intercompany Indebtedness permitted by clause (e) of Section 6.17) made during such period (including all Scheduled Equipment Availability Reductions which occurred during such Test Period), plus Capitalized Lease payments, plus cash contributions to any Plan, all calculated for the Consolidated Group on a consolidated basis in accordance with GAAP.

“Consolidated Group” means, collectively, MagneTek, ADS, MXT, Maxtec, Mondel Holding, and Mondel Canada.  All other Subsidiaries of MagneTek are excluded from the Consolidated Group unless expressly made a Loan Party after the Closing Date pursuant to the terms of this Agreement.

“Consolidated Interest Expense” means, with reference to any Test Period, the interest expense of the Consolidated Group calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any Test Period, the net income (or loss) of the Consolidated Group, after the provision for all taxes, calculated on a consolidated basis for such period.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Continuing Directors” means those directors on a Person’s Board of Directors as of the Closing Date (“Current Board”) or those directors who are recommended or endorsed for election to the Board of Directors of that Person by a majority of the Current Board or their successors so recommended or endorsed.

“Controlled Disbursement Accounts” means the accounts set forth on Schedule 2 established at the Lender, which will be structured and utilized as a non-interest bearing, controlled disbursement account in accordance with the Lender’s controlled disbursement account policies and procedures from time to time in effect.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrowers or any of their respective Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.6.

“Copyrights” shall have the meaning given to such term in the Security Agreements.

“Credit Exposure” means, as at any time, the sum of (a) the aggregate principal amount of the Loans outstanding at such time, plus (b) an amount equal to the LC Obligations at such time.

“Credit Extension” means the making of a Loan or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for a Loan or the issuance date for a Facility LC.

“Customer List” means a list of a Borrower’s customers, specifying each customer’s name, mailing address and phone number.

“Debt For Borrowed Money” means (a) indebtedness arising from the lending of money; (b) Indebtedness, whether or not in any such case arising from the lending of money, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, (iii) whether or not assumed, is secured by Liens on, or payable out of the proceeds or production from, Property now or hereafter owned or acquired by a Person, or (iv) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property or services; (c) Capitalized Lease Obligations; (d) the maximum available stated amount of all letters of credit or bankers’ acceptances and, without duplication, all reimbursement obligations with respect to letters of credit; (e) indebtedness for the deferred and unpaid purchase price of any Property or business or any services (other than trade accounts payable incurred in the ordinary course of business and constituting current liabilities); (f) Off-Balance Sheet Liabilities of the type set forth in clause (d) of the definition of Off-Balance Sheet Liabilities; (g) indebtedness under any guaranty of obligations that would constitute Debt For Borrowed Money under clauses (a) through (c) hereof, if owed directly by a Person; or (h) any other obligation for borrowed money which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of a Person.  “Debt For Borrowed Money” will not include trade payables or accrued expenses.

“Default” means an event described in Section 7.1.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Lender, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Lender with respect to collection and control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution.

“Designated Consolidating Basis” means any financial information of the Borrowers and their Subsidiaries which is required by the terms of this Agreement or any of the other Loan Documents and which will be presented to the Lender on a consolidating basis for (a) each Business Group Member, (b) the Business Group (as consolidated with all Business Group Members), and (c) SPA (as consolidated with its consolidated Subsidiaries).

“Document” shall have the meaning given to such term in the Security Agreements.

“Domestic Subsidiary” means any Subsidiary which is organized under the laws of the U.S. or any state of the U.S.

“EBITDA Covenant” is defined in Section 6.29.3.

“Effective Date” means the date that the conditions precedent set forth in Section 4.1 of Article IV are satisfied.

“Elevator Inventory” means (a) raw material Inventory owned and held by MagneTek at an ICG Facility that will be converted or fabricated into Elevator Finished Goods in the ordinary course of MagneTek’s business as presently conducted by it exclusive of raw materials which are comprised of hazardous substances under applicable Environmental Laws and (b) finished goods (“Elevator Finished Goods”) Inventory manufactured, owned, and held by MagneTek at an ICG Facility for sale in the ordinary course of MagneTek’s business as presently conducted by it which is comprised of electrical power drives for elevators, including complete systems or repair, replacement or add-on units thereof.

“Eligible Accounts” means, at any time, the Accounts of a Borrowing Base Group Member which the Lender determines in its Permitted Discretion are eligible as the basis for Credit Extensions hereunder.  Without limiting the Lender’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)                                  which is not subject to a first priority perfected security interest in favor of the Lender;

(b)                                 which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Lender;

(c)                                  with respect to which more than 90 days have elapsed since the date of the original invoice therefor;

(d)                                 which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e)                                  which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowing Base Group Members exceeds 20% of the aggregate Eligible Accounts of the Borrowing Base Group Members;

(f)                                    with respect to which any covenant, representation, or warranty contained in this Agreement or in a Security Agreement has been breached or is not true;

(g)                                 which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Lender which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Borrowing Base Group Member’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis;

(h)                                 for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Borrower;

(i)                                     with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)                                     which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets,

(ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)                                  which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l)                                     which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada (other than the Province of Quebec) or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada (other than the Province of Quebec) unless, in either case, such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of the Lender and in which the Lender as first priority security interest;

(m)                               which is owed in any currency other than U.S. dollars;

(n)                                 which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of the Lender and in which the Lender as first priority security interest, (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Lender in such Account and obtain directly the payment thereof have been complied with to the Lender’s satisfaction, or (iii) any State of the U.S. (or other political subdivision thereof) unless any assignment of claims (or comparable law) law and any other steps necessary to perfect the Lien of the Lender in such Account and obtain directly the payment thereof have been complied with to the Lender’s satisfaction;

(o)                                 which is owed by any Affiliate, employee, or director of any Loan Party;

(p)                                 which, for any Account Debtor, exceeds a credit limit determined by the Lender, to the extent of such excess;

(q)                                 which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness;

(r)                                    which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s)                                  which is evidenced by any promissory note, chattel paper, or instrument or with respect to which the terms or conditions prohibit or restrict assignment or collection rights;

(t)                                    which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the affected Borrowers to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrowers has filed such report or qualified to do business in such jurisdiction;

(u)                                 with respect to which a Borrowing Base Group Member has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business;

(v)                                 which (i) consists (or to the extent consisting) of deposits, (ii) consists (or to the extent consisting) of vendor warranty claims, (iii) consists (or to the extent consisting) of finance charges, service charges, or interest on delinquent accounts, (iv) is proceeds of consigned Inventory, or (vi) are debit memoranda;

(w)                               with respect to which an invoice for the agreed-on purchase price has been issued to the Account Debtor five or more Business Days after the services covered thereby have been rendered or the goods covered thereby have been (or were originally) delivered to the account debtor or its designee; or

(x)                                   which the Lender determines may not be paid by reason of the Account Debtor’s inability to pay or which the Lender otherwise determines is unacceptable for any reason whatsoever.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrowers Representative shall notify the Lender thereof (i) within five (5) Business Days of the date a Borrowing Base Group Member has obtained knowledge thereof if any such Account is in excess of $250,000 in the aggregate and (ii) on and at the time of submission to the Lender of the next Borrowing Base Certificate in all other cases.

“Eligible Inventory” means, at any time, the Inventory owned by a Borrowing Base Group Member (other than ADS) and held at a Borrower’s Facility which the Lender determines in its Permitted Discretion is eligible as the basis for Credit Extensions hereunder.  Without limiting the Lender’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)                                  which is not subject to a first priority perfected Lien in favor of the Lender;

(b)                                 which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Lender;

(c)                                  which is, in the Lender’s opinion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)                                 with respect to which any covenant, representation, or warranty contained in this Agreement or a Security Agreement has been breached or is not true;

(e)                                  which does not conform to all standards imposed by any governmental authority;

(f)                                    which constitutes work-in-process, packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods, returned or repossessed goods, defective goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)                                 which is not located in the U.S. (exclusive of the Mondel Canada Facility) or is in transit with a common carrier from vendors and suppliers;

(h)                                 which is located in any location leased by a Borrowing Base Group Member (other than ADS) unless (i) the lessor has delivered to the Lender a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Lender in its Permitted Discretion;

(i)                                     which is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Lender a Collateral Access Agreement and such other documentation as the Lender may require or (ii) an appropriate Reserve has been established by the Lender in its Permitted Discretion;

(j)                                     which is the subject of a consignment by a Borrowing Base Group Member (other than ADS) as consignor;

(k)                                  which is perishable;

(l)                                     which (i) contains or bears any Intellectual Property Rights licensed to a Loan Party unless the Lender is satisfied that it may sell or otherwise dispose of such Inventory without (A) infringing the rights of such licensor, (B) violating any contract with such licensor, or (C) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement or (ii) is subject to any contractual arrangement or any law, rule or regulation that could, in any instance in the Lender’s Permitted Discretion, limit or impair the ability of the Lender to promptly exercise any of its rights with respect thereto;

(m)                               which is not reflected in a current perpetual Inventory report of the Borrowing Base Group Members, other than ADS (unless such Inventory is reflected in a report to the Lender as “in transit” Inventory);

(n)                                 which is custom made for a particular customer of a Borrowing Base Group Member (other than ADS) for which such Borrower’s customer did not issue a purchase order to such Borrower; or

(o)                                 which the Lender otherwise determines is unacceptable for any reason whatsoever.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower Representative shall notify the Lender thereof (i) within five (5) Business Days of the date a Borrowing Base Group Member (other than ADS) has obtained knowledge thereof if any such Inventory has a value (based on the lower of cost, determined on a first-in, first-

out basis, or market) in excess of $500,000 in the aggregate and (ii) on and at the time of submission to the Lender of the next Borrowing Base Certificate in all other cases.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equipment” has the meaning specified in the Security Agreements.

“Equipment Availability” is defined in subparagraph (c) of the definition of Borrowing Base.

“Equipment Leases” means the leases attached as Schedule 3, whether or not a Borrower is the primary obligor or a guarantor thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ESI Inventory” means (a) raw material Inventory owned and held by MagneTek at an ICG Facility that will be converted or fabricated into ESI Finished Goods in the ordinary course of MagneTek’s business as presently conducted by it exclusive of raw materials which are comprised of hazardous substances under applicable Environmental Laws and (b) finished goods (“ESI Finished Goods”) Inventory manufactured, owned, and held by MagneTek at an ICG Facility for sale in the ordinary course of MagneTek’s business as presently conducted by it which is comprised of electrical control panels and power drives for the overhead crane and material handling industry, including complete systems or repair, replacement or add-on units thereof.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Lender, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Lender to be the rate at which the Lender or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the Lender’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.

“Excluded Foreign Stock” means, as of the Closing Date, the Capital Stock of any Foreign Subsidiary of MagneTek or Mondel Holding.

“Excluded Taxes” means, in the case of the Lender or its applicable Lending Installation, taxes imposed on its overall revenue or net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which the Lender is incorporated or organized or any political subdivision thereof or (b) the jurisdiction in which the Lender’s principal executive office or the Lender’s applicable Lending Installation is located or any political subdivision thereof.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing LCs” means the outstanding Letters of Credit issued prior to the Closing Date under the Prior Agreement.

“Facility” means the credit facility described in Section 2.1 hereof to be provided to the Borrowers on the terms and conditions set forth in this Agreement.

“Facility LC” is defined in Section 2.1.2(a).

“Facility LC Application” is defined in Section 2.1.2(b).

“Facility LC Collateral Account” is defined in Section 2.1.2(h).

“Facility Termination Date” means July 15, 2006 or any earlier date on which the  Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (Chicago time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

“FIFO” means a first in-first-out method of cost accounting for Inventory in accordance GAAP.

“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (b) any Rate Management Transaction.

“Fiscal Month” means any of the monthly accounting periods of the Consolidated Group.

“Fiscal Quarter” means any of the quarterly accounting periods of the Consolidated Group, ending on the Sunday closest to September 30th, December 31st, March 31st, and June 30th of each year.

“Fiscal Year” means any of the annual accounting periods of the Consolidated Group ending on the Sunday closest to June 30 of each year.

“Fixed Charge Coverage Ratio” means, the ratio, determined for any Test Period, of (a) Consolidated EBITDA for such Test Period minus (i) the unfinanced portion of Consolidated Capital Expenditures (for purposes of this clause (a) “unfinanced” will not include funds borrowed from the Lender as a Loan), (ii) expense for income taxes paid in cash, and (iii) dividends or distributions paid in cash for such Test Period (exclusive of dividends or distributions from a Subsidiary to a Borrower) to (b) Consolidated Fixed Charges for such Test Period, all calculated for the Consolidated Group on a consolidated basis.

“Fixtures” has the meaning specified in the Security Agreements.

“Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Account” is defined in Section 2.4.

“GAAP” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5.

“Guaranteed Obligations” is defined in Section 13.1.

“Guarantor” each Loan Party and any other Person who becomes a Loan Party pursuant to a Joinder Agreement and their successors and assigns.

 “Guaranty” means Article XIII of this Agreement and each separate guaranty, in form and substance satisfactory to the Lender, delivered by each Guarantor that is a Foreign Subsidiary.

 “Highest Lawful Rate” shall mean, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or State law stated as a rate per annum.

“ICG” means MagneTek’s Industrial Power Controls business unit which is comprised of the operations of MagneTek, Maxtec, and Mondel Canada at the ICG Facilities.

“ICG Facility” means a Borrower Facility designated as an ICG Facility on Schedule 1.

“Inactive Companies” means Magnetek Leasing Corporation, a Delaware corporation, Magnetek National Electric Coil, Inc., a Delaware Corporation, and their respective successors and assigns.

“Indebtedness” of a Person means such Person’s: (a) Debt For Borrowed Money, (b) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property or any other Off-Balance Sheet Liabilities, (c) Contingent Obligations for which the underlying transaction constitutes Indebtedness under this definition, (d) Net Mark-to-Market Exposure under all Rate Management Transactions, (e) obligations of such Person under any Sale and Leaseback Transaction, and (f) obligations under any liquidated earn-out.

“Intellectual Property Rights” means, with respect to any Person, all of such Person’s Patents, Copyrights, Trademarks, and Licenses, all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing.

“Interest Period” means, with respect to a Eurodollar Loan, a period of one, two, or three months commencing on a Business Day selected by the Borrower Representative pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, or three months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, or third succeeding month, such Interest Period shall end on the last Business Day of such next, second, or third succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, further, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Inventory” has the meaning specified in the Security Agreements.

“Investment” of a Person means any (a) loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person, (b) stocks, bonds, mutual funds, partnership interests, notes, debentures, securities or other Capital Stock owned by such Person, (c) any deposit accounts and certificate of deposit owned by such Person, and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by  such Person.

“J-Tec” means J-Tec, Inc., an Ohio corporation.

“Joinder Agreement” is defined in Section 6.15(a).

“LC Fee” is defined in Section 2.8(b).

“LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Facility LCs outstanding at such time, after giving effect to reinstatements of the face amount effected, pursuant to the terms of the Facility LCs, prior to such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.1.2(c).

“Lending Installation” means the office, branch, subsidiary or Affiliate of the Lender listed on the signature pages hereof or on a Schedule or otherwise selected by the Lender pursuant to Section 2.19.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, adverse claim, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Licenses” shall have the meaning given to such term in the Security Agreements.

“Loans” means the loans made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Note, the Facility LC Applications, the Collateral Documents, the Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.1 executed and delivered to, or in favor of, the Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Lender or its Affiliates in connection with the Agreement, the Banking Services, the Rate Management Obligations or the transactions contemplated hereby and thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means MagneTek, ADS, MXT, Maxtec, Mondel Holding, Mondel Canada, the Inactive Companies and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement.

“Lock Box” is defined in Section 2.16.1.

“MagneTek Pension Plan” means the Magnetek FlexCare Plus Retirement Pension Plan.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Consolidated Group taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Lender’s Liens on the Collateral or the priority of such Liens, or (d) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender thereunder.

“Material Indebtedness” means Debt For Borrowed Money (exclusive of the Credit Exposure) in an outstanding principal amount of $500,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Modify” and “Modification” are defined in Section 2.1.2(a).

“Mondel Holding” means Magnetek Mondel Holding, Inc., a Delaware corporation, its successors and assigns.

“Mondel Canada” means Mondel ULC, an unlimited liability corporation organized under the laws of Nova Scotia, Canada, its successor and assigns.

“Mondel Canada Facility” means a Borrower Facility designated as the Mondel Canada Facility on Schedule 1.

“Mondel Canada Inventory” means (a) raw material Inventory owned and held by Mondel Canada at the Mondel Canada Facility that will be converted or fabricated into Mondel Finished Goods in the ordinary course of Mondel Canada’s business as presently conducted by it exclusive of raw materials which are comprised of hazardous substances under applicable Environmental Laws and (b) finished goods (“Mondel Finished Goods”) Inventory manufactured, owned, and held by Mondel Canada at the Mondel Canada Facility for sale in the ordinary course of Mondel Canada’s business as presently conducted by it which is comprised of brakes and brake-type systems for the overhead crane and material handling industry, including complete systems or repair, replacement or add-on units thereof.

“Moody’s” means Moody’s Investors Service, Inc., its successors and assigns

“MXT” means MXT Holdings, Inc., an Illinois corporation, its successors and assigns.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which a Loan Party or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Cash Proceeds” means, if in connection with (a) an asset disposition, cash proceeds net of (i) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party in connection therewith which are on an arms-length basis in the ordinary course of business, (ii) transfer taxes, (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Liens hereunder), if any, and (iv) an appropriate reserve for income taxes in accordance with GAAP established in connection therewith, (b) the issuance or incurrence of Debt For Borrowed Money, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and fees associated with retiring any refinanced Debt For Borrowed Money, or (c) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs, attorneys’ fees, accountants’ fees and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction which are on an arms-length basis in the ordinary course of business.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Orderly Liquidation Value” means, as of any date, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Lender by an appraiser acceptable to the Lender, net of all costs of liquidation thereof, pursuant to then current appraisal.

“Note” means the Revolving Note.

“Obligations” means all unpaid principal of and accrued and unpaid interest on present and future Loans, all LC Obligations, all Banking Services Obligations, all Rate Management Obligations owing to the Lender or its Affiliates, all indebtedness under all Equipment Leases, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lender or its Affiliates or any indemnified party arising under the Loan Documents, including the Existing LCs, whether or not evidenced by any note or other instrument, or any other document, whether arising from an extension of credit, opening of a letter of credit, credit card, acceptance (including a bankers’ acceptance), lease, loan, guaranty, indemnification or otherwise, whether direct or indirect (including those acquired by assignment from others, and any participation by the Lender or any Affiliate of the Lender in a Borrower’s or any other Loan Party’s debts owing to others), absolute or contingent, related or unrelated, due or to become due, primary or secondary, whether arising out of overdrafts on checking, deposit or other accounts or electronic funds transfers (whether through automatic clearing houses or otherwise) or out of the Lender’s or any of the Lender’s Affiliate’s non-receipt of, or inability to collect, funds or otherwise not being made whole in connection with wire transfers or depository transfer checks or other similar arrangements, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to a Borrower or any other Loan Party under any of the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any Sale and Leaseback Transaction which is not a Capitalized Lease, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrowers and its Subsidiaries.

“Operating Profit” means, for any Test Period, the total (without duplication), in Dollars (all as determined in accordance with GAAP consistently applied) of each Business Group Member’s earnings before interest, income taxes, and general and administrative overhead expenses of MagneTek for the applicable Test Period.  “Operating Profit” of TPG will not include the results from operations of J-Tec for the period of July 28, 2003 to August 31, 2003.

“Operating Profit Covenant” is defined in Section 6.34.

“Other Taxes” is defined in Section 3.5(b).

 “Participants” is defined in Section 10.2(a).

“Patents” shall have the meaning given to such term in the Security Agreements.

“Payment Date” means (a) with respect to interest payments due on any Floating Rate Loan, the first day of each calendar month and the Facility Termination Date, (b) with respect to interest payments due on any Eurodollar Loan, (i) the last day of the applicable Interest Period and (ii) the Facility Termination Date, (c) with respect to the Collateral Monitoring Fee or the Unused Commitment Fee, the first day of each calendar month and the Facility Termination Date, and (d) with respect to the LC Fee: (i) for any commercial Facility LCs, a one-time payment on the date of issuance of the commercial Facility LC and (ii) for any standby Facility LCs, in advance on the first day of each calendar month and the Facility Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PEG” means MagneTek’s Power Electronic Group business unit which is comprised of the operations of MagneTek at the PEG Facilities.

“PEG Facility” means a Borrower Facility designated as a PEG Facility on Schedule 1.

“PEG Finished Goods” means finished goods Inventory manufactured, owned, and held by MagneTek at a PEG Facility for sale in the ordinary course of MagneTek’s business as presently conducted by each of them which is comprised of AC/DC power supply and AC/DC power converters servicing the data storage, telecommunications, semi-conductor, medical, and industrial markets, including complete systems or repair, replacement or add-on units thereof.

“PEG Raw Materials” means raw material Inventory owned and held by MagneTek or Mondel Canada at a PEG Facility that will be converted or fabricated into PEG Finished Goods in the ordinary course of MagneTek’s and Mondel Canada’s business as presently conducted by each of them exclusive of (a) PEG Rectifiers and (b) raw materials which are comprised of hazardous substances under applicable Environmental Laws.

“PEG Rectifiers” means raw material Inventory owned and held by MagneTek at a PEG Facility that will be converted or fabricated into PEG Finished Goods in the ordinary course of MagneTek’s and Mondel Canada’s business as presently conducted by each of them which is comprised solely of rectifiers.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Liens” is defined in Section 6.22.

“Permitted Obligations” means all obligations permitted under Section 6.17.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which a Loan Party or any member of the Controlled Group may have any liability.

“Power Inventory” means (a) raw material Inventory owned and held by MagneTek at an ICG Facility that will be converted or fabricated into Power Finished Goods in the ordinary course of MagneTek’s business as presently conducted by it exclusive of raw materials which are comprised of hazardous substances under applicable Environmental Laws and (b) finished goods (“Power Finished Goods”) Inventory manufactured, owned, and held by MagneTek at an ICG Facility for sale in the ordinary course of MagneTek’s business as presently conducted by it which is comprised of power supply units for alternative energy sources and fuel cells, including complete systems or repair, replacement or add-on units thereof.

“Prepayment Fee” is defined in Section 2.14(b).

“Presentments” is defined in Section 2.4.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prior Agreement” is defined in Section 4.1(j).

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by the Lender or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Problem Financing Statements” means the following financing statements:

Secured Party	Filing Office	Filing #	Filing Date
ASARCO, Incorporated	Tennessee Secretary of State	940369087	11-09-94
ASARCO, Incorporated	Davidson County, Tennessee	E0061503	06-22-99
ASARCO, Incorporated	Mississippi Secretary of State	844846	11-10-94
ASARCO, Incorporated	Copiah County, Mississippi	52718	06-14-99
Mississippi Business Finance Corporation	Delaware Secretary of State	22219016	08-27-02
Toshiba American Information Systems, Inc.	Delaware Secretary of State	22223620	08-28-02

“Projections” is defined in Section 6.1(d).

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Loan Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.1.2 to reimburse the Lender for amounts paid by the Lender in respect of any one or more drawings under Facility LCs.

“Remittances” is defined in Section 2.16.1.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event, provided however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement.

“Reports” is defined in Section 9.6(a)(i).

“Reserves” means any and all reserves which the Lender deems necessary, in its Permitted Discretion, to maintain (including reserves for cost testing, aged credits, accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for rent at locations leased by any Loan Party and for warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Rate Management Transactions, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

 “Revolving Loans” means the revolving loans extended by the Lender to the Borrowers pursuant to Section 2.1.1.

“Revolving Note” is defined in Section 2.18(d).

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., its successors and assigns.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Scheduled Equipment Availability Reduction” is defined in subparagraph (c) of the definition of Borrowing Base.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, (i) the Obligations; (ii) all Banking Services Obligations; (iii) all Rate Management Obligations owing to the Lender or its Affiliates; and (iv) all indebtedness under all Equipment Leases.

“Security Agreement” means each Pledge and Security Agreement, dated as of the date hereof, between each Loan Parties and the Lender, and any other pledge or security agreement entered into, after the Closing Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Single Employer Plan” means a Plan maintained by a Loan Party or any member of the Controlled Group for employees of the Loan Parties or any member of the Controlled Group.

“SPA” means Magnetek S.p.A., a corporation organized and existing under the laws of Italy and a subsidiary of MagneTek, its successors and assigns.

“SPA Indebtedness” means all existing or future Debt For Borrowed Money owed by a Loan Party to SPA.

“Stated Rate” is defined in Section 2.20.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Lender.

“Subsidiary” of a Person means, any corporation, partnership, limited liability company, association, joint venture or similar business organization more than 50% of the outstanding Capital Stock having ordinary voting power of which shall at the time be owned or controlled by such Person.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Borrower.

“Substantial Portion” means Property which represents more than 10% of the consolidated assets of the Consolidated Group or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Consolidated Group, in each case, as would be shown in the consolidated financial statements of the Consolidated Group as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Supporting Letter of Credit” is defined in Section 2.1.2(i).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Telemotive Inventory” finished goods Inventory manufactured, owned, and held by MagneTek or Maxtec at an ICG Facility for sale in the ordinary course of MagneTek’s or Maxtec’s business as presently conducted by it which is comprised of radio frequency power systems for the overhead crane and material handling industry.

“Test Period” means, for any determination of the Fixed Charge Coverage Ratio, the EBITDA Covenant, or the Operating Profit Covenant the period of four consecutive Fiscal Quarters of the Consolidated Group ended on each Fiscal Quarter ending during the term of this Agreement (i.e., a rolling four Fiscal Quarter  period); provided that, with respect to determining the Fixed Charge Coverage Ratio at the end of each of the Fiscal Quarters of the Consolidated Group beginning on September 29, 2003 and ending on December 28, 2003 and beginning on December 29, 2003 and ending on March 28, 2004, “Test Period” means, respectively, the period of one Fiscal Quarter beginning on September 29, 2003 and ending on December 28, 2003 and the period of two

Fiscal Quarters beginning on September 29, 2003 and ending on March 28, 2004; provided, further that, with respect to determining the EBITDA Covenant at the end of the Fiscal Quarter of the Consolidated Group ending on September 28, 2003 and the EBITDA Covenant and the Operating Profit Covenant at the end of each of the Fiscal Quarters of the Consolidated Group ending on December 28, 2003 and on March 28, 2004, “Test Period” means, respectively, the period of one Fiscal Quarter beginning on June 30, 2003 and ending on September 29, 2003, the period of two Fiscal Quarters beginning on June 30, 2003 and ending on December 28, 2003, and the period of three Fiscal Quarters beginning on June 30, 2003 and ending March 28, 2004.

“TPG” means MagneTek’s Telco Power Group business unit which is comprised of the operations of ADS at the TPG Facilities.

“TPG Facility” means a Borrower Facility designated as a TPG Facility on Schedule 1.

“Trademarks” shall have the meaning given to such term in the Security Agreement.

“Type” means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Ohio or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined under Financial Accounting Statement 87 as of the end of the most recent Fiscal Year end or any date otherwise required to be determined under applicable law.

“Unliquidated Secured Obligations” means, at any time, any Secured Obligations (or portion thereof) that is contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a Letter of Credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unused Commitment Fee” is defined in Section 2.8(a).

“U.S.” means the United States of America.

“Wholly-Owned Subsidiary” of a Person means, any Subsidiary all of the outstanding Capital Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

1.2                                 Other Definitional Provisions; Construction. Unless otherwise specified,

(a)                                  All terms defined in this Agreement, whether or not defined in this Section 1, have the defined meanings provided in this Agreement when used in this Agreement, in any other of the Loan Documents, or any other certificate, instrument or other document made or delivered pursuant to this Agreement or any other Loan Document, unless otherwise defined therein.

(b)                                 References to the Uniform Commercial Code, or UCC, mean as enacted in the particular jurisdiction(s) encompassed by the reference.

(c)                                  The definition of any agreement, document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, modifications, restatements and amendments thereof but only to the extent such renewals, extensions, supplements, modifications, restatements or amendments thereof are not prohibited by the terms of any Loan Document.  All references to statutes include (i) all regulations promulgated thereunder, (ii) any amendments of such statutes or regulations promulgated thereunder, and (iii) any successor statutes and regulations, including any comparable provision of the applicable statute, ordinance, code, regulation or other law as amended or superseded after the date of this Agreement.

(d)                                 “Hereunder,” “herein,” “hereto,” “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; the singular includes the plural and conversely; and any action required to be taken by a Person is to be taken promptly, unless the context clearly indicates the contrary.

(e)                                  All of the uncapitalized terms contained in the Loan Documents which are now or hereafter defined under the UCC will, unless defined in the Loan Documents or the context indicates otherwise, have the meanings now or hereafter provided for in the UCC.

(f)                                    The term “good faith” means honesty in fact in the conduct or transaction concerned.

(g)                                 All Exhibits and Schedules attached to this Agreement are incorporated into, made and form an integral part of, this Agreement for all purposes.

(h)                                 The existence of references to a Borrower’s Subsidiaries throughout this Agreement is for a matter of convenience only.  Any references to Subsidiaries of a Borrower set forth herein shall not in any way be construed as consent by the Lender to the establishment, maintenance or acquisition of any Subsidiary.

(i)                                     Whenever the sense of this Agreement or any of the other Loan Documents so require, the masculine or feminine gender will be substituted for, or be deemed to include, the neuter, the feminine gender will be substituted for the masculine, or the masculine will be deemed to include the feminine, and the neuter gender will be substituted for, or be deemed to include, the masculine or, as applicable, feminine gender.

ARTICLE II

THE FACILITY

2.1.                              The Facility.  The Lender agrees, on the terms and conditions set forth in this Agreement, to (a) make Revolving Loans to the Borrowers as set forth below and (b) issue Facility LCs upon the request of the Borrower Representative, provided that, after giving effect to the making of each such Revolving Loan and the issuance of each such Facility LC, the Credit Exposure shall not exceed the Commitment.  The Facility shall be composed of Revolving Loans and Facility LCs as set forth below:

2.1.1.                     Revolving Loans.

(a)                                  Amount. From and including the Effective Date and prior to the Facility Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrowers and issue Facility LCs as set forth in Section 2.1.2 below on the request of the Borrower Representative.  If any advance of a Revolving Loan or issuance of a Facility LC would exceed Availability, the Lender will refuse to make or may otherwise restrict the making of Revolving Loans or the issuance of Facility LCs as the Lender determines until such excess has been eliminated. The Revolving Loans may consist of Floating Rate Loans or Eurodollar Loans, or a combination thereof, selected by the Borrower Representative in accordance with Sections 2.1.1(b) and 2.6.  Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date.  The Commitment to extend credit under this Section 2.1.1(a) shall expire on the Facility Termination Date.

(b)                                 Borrowing Procedures.  The Borrower Representative shall (i) select the Type of Loan and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, from time to time and (ii) give the Lender irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (Chicago, Illinois time) on each Borrowing Date of each Floating Rate Loan and three Business Days before the Borrowing Date for each Eurodollar Loan, specifying (in the form of Exhibit A for Eurodollar Loans): (1) the Borrowing Date, which shall be a Business Day, of such Loan, (2) the aggregate amount of such Loan, (3) the Type of Loan selected; provided that, if the Borrower Representative fails to specify the Type of Loan requested, such request shall be deemed a request for a Floating Rate Loan; and (4) the duration of the Interest Period if the Type of Loan requested is a Eurodollar Loan; provided that, if the Borrower Representative fails to select the duration of the Interest Period for the requested Eurodollar Loan, the Borrowers shall be deemed to have requested that such Eurodollar Loan be made with an Interest Period of one month.

2.1.2.                     Facility LCs.

(a)                                  Issuance.  The  Lender  issued  the Existing LCs and the Lender hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit (each, including each “Existing LC”, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Effective Date and prior to the Facility Termination Date upon the request and for the account of the Borrower

Representative; provided that, the maximum face amount of the Facility LC to be issued or Modified, does not exceed the lesser of (i) an amount equal to $10,000,000 minus the sum of (1) the aggregate undrawn amount of all outstanding Facility LCs at such time plus, without duplication, (2) the aggregate unpaid Reimbursement Obligations with respect to all Facility LCs outstanding at such time and (ii) Availability.  No Facility LC shall have an expiry date later than the earlier of (x) the thirtieth (30th) Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above).

(b)                                 Notice.  Subject to Section 2.1.2(a), the Borrower Representative shall give the Lender notice prior to 11:00 a.m. (Chicago, Illinois time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  The issuance or Modification by the Lender of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the Lender shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the Lender and that the Borrowers shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the Lender shall have reasonably requested (each, a “Facility LC Application”).  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

(c)                                  Administration.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the Lender shall notify the Borrower Representative as to the amount to be paid by the Lender as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of the Lender to the Borrowers shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.

(d)                                 Reimbursement by the Borrowers.  The Borrowers shall be irrevocably and unconditionally obligated to reimburse the Lender on or before the applicable LC Payment Date for any amounts to be paid by the Lender upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that, neither the Borrowers nor the Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by a Borrower or the Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Lender in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the Lender’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by the Lender and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Loans for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Loans for such day if such day falls after such LC Payment Date.  Subject to the terms and conditions of this Agreement (including  the submission of a Borrowing

Notice in compliance with Section 2.1.1(b) and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower Representative may request a Floating Rate Loan hereunder for the purpose of satisfying any Reimbursement Obligation.

(e)                                  Obligations Absolute.  The Borrower’s obligations under this Section 2.1.2 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against the Lender or any beneficiary of a Facility LC.  The Borrowers further agree with the Lender that the Lender shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of any Borrower’s Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  The Borrowers agree that any action taken or omitted by the Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not put the Lender under any liability to any Borrower.  Nothing in this Section 2.1.2(e) is intended to limit the right of the Borrowers to make a claim against the Lender for damages as contemplated by the proviso to the first sentence of Section 2.1.2(d).

(f)                                    Actions of the Lender.  The Lender shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, email, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Lender.

(g)                                 Indemnification.  The Borrowers hereby agree to indemnify and hold harmless the Lender and its directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which the Lender may incur (or which may be claimed against the Lender by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including any claims, damages, losses, liabilities, costs or expenses which the Lender may incur by reason of, in connection with or on account of the Lender issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Lender, evidencing the appointment of such successor Beneficiary; provided that, the Borrowers shall not be required to indemnify the Lender for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Lender in determining whether a request presented under any Facility LC complied with the terms of such Facility LC, (y) the Lender’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC or (z) the breach by the Lender of its responsibilities under Section 2.1.2(c). Nothing in this Section 2.1.2(g) is intended to limit the obligations of the Borrowers under any other provision of this Agreement.

(h)                                 Facility LC Collateral Account.  The Borrowers agree that it will, upon the request of the Lender and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the Lender in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Lender (the “Facility LC Collateral Account”) at the Lender’s office at the address specified pursuant to Article XI, in the name of the Borrowers but under the sole dominion and control of the Lender and in which the Borrowers shall have no interest other than as set forth in Section 8.1.  Nothing in this Section 2.1.2(h) shall either obligate the Lender to require the Borrowers to deposit any funds in the Facility LC Collateral Account or limit the right of the Lender to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.  The Borrowers hereby pledge, assign and grant to the Lender a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Secured Obligations.  The Lender will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of the Lender having a maturity not exceeding thirty days.

(i)                                     Termination of the Facility.  If, notwithstanding the provisions of this Section 2.1.2, any Facility LC is outstanding upon the earlier of (x) the termination of this Agreement and (y) the Facility Termination Date, then upon such termination the Borrowers shall deposit with the Lender, with respect to all LC Obligations, as the Lender in its discretion shall specify, either (i) a standby letter of credit (a “Supporting Letter of Credit”), in form and substance satisfactory to the Lender, issued by an issuer satisfactory to the Lender, in a stated amount, in immediately available funds (which funds shall be held in the Facility LC Collateral Account), equal to 105% of the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”), under which Supporting Letter of Credit the Lender is entitled to draw amounts necessary to reimburse the Lender for payments to be made by the Lender under any such Facility LC and any fees and expenses associated with such  Facility LC, or (ii) cash in an amount equal to 105% of the Collateral Shortfall Amount.  Such Supporting Letter of Credit or deposit of cash shall be held by the Lender, as security for, and to provide for the payment of, the aggregate undrawn amount of such Facility LC remaining outstanding.

2.2.                              Payment of the Obligations. The Borrowers shall repay the outstanding principal balance of the Loans, together with all other Obligations, including all accrued and unpaid interest thereon, on the Facility Termination Date.

2.3.                              Minimum Amount of Each Loan.  Each Eurodollar Loan shall be in the minimum amount of $500,000 and in multiples of $100,000 if in excess thereof.  Floating Rate Loans may be in any amount.  After giving effect to any Loan, continuation, or conversion of any Eurodollar Loan, there may not be more than four (4) different Interest Periods in effect hereunder.

2.4.                              Funding Accounts; Controlled Disbursement Accounts.  All disbursements of

Revolving Loans will initially be made into the disbursement funding accounts set forth on Schedule 2 maintained at the (collectively, the “Funding Account”) structured and utilized for that purpose in accordance with the Lender’s policies and procedures as Floating Rate Loans.  With respect to advances requested by the Borrower Representative in the Borrowing Notice to cover Presentments in the Controlled Disbursement Accounts, the Borrowers hereby irrevocably authorize the Lender, without any further written or oral request of a Borrower, to transfer funds automatically from the Funding Account to the Controlled Disbursement Accounts in amounts necessary for the payment of checks and other items drawn on the Controlled Disbursement Accounts as such checks and other items (“Presentments”) are presented to the Lender for payment.  If any Presentments in the Controlled Disbursement Accounts are paid by the Lender in excess of funds available in the Funding Account for any reason, including the failure of the Borrowers to determine the correct amount of Presentments in its Borrowing Notice, the amounts so paid by the Lender will be deemed to be an advance of the Revolving Loans as a Floating Rate Loan for all purposes of this Agreement and are hereby ratified and approved by the Borrowers; however, under no circumstances will the Lender have any obligation to pay any Presentments in the Controlled Disbursement Accounts in excess of funds available in the Funding Account.  Notwithstanding anything to the contrary in this Section 2.4, the Lender may, at any time hereafter on telephone or written notice to the Borrower Representative, elect to discontinue the automatic sweeping of funds from the Funding Account to the Controlled Disbursement Accounts, but the Lender instead may disburse proceeds of the Revolving Loans made by the Lender by crediting only the Funding Account.  Furthermore, the Lender reserves the right to discontinue providing controlled disbursement accounts to its customers, including the Borrowers.  In addition to advances of Revolving Loans made pursuant to the Lender’s controlled disbursement account system, the Lender will, from time to time prior to the Facility Termination Date and subject to the other terms and conditions of this Agreement, advance Revolving Loans via wire transfer of funds on the written request of the Borrower Representative therefor in compliance with the Lender’s wire transfer policies and procedures.  Each request submitted by the Borrower Representative for a new advance of a Revolving Loan via wire transfer of funds must be in accordance with Section 2.1.1(b) and the Lender’s wire transfer policies and procedures.

2.5.                              Reliance Upon Authority; No Liability; Borrower Representative.  The Lender is entitled to rely conclusively on any individual’s request for Loans hereunder, so long as the proceeds thereof are to be transferred to the Funding Account.  The Lender shall have no duty to verify the identity of any individual representing himself or herself as a person authorized by a Borrower to make such requests on its behalf.  The Lender shall not incur any liability to the Borrowers as a result of acting upon any notice referred to in Section 2.1 which the Lender reasonably believes to have been given by an officer or other person duly authorized by a Borrower to request Loans on its behalf or for otherwise acting under this Agreement.  The crediting of Loans to the Funding Account shall conclusively establish the obligation of the Borrowers to repay such Loans as provided herein. Each Borrower hereby irrevocably designates MagneTek as its representative and agent (“Borrower Representative”) on its behalf for the purposes of issuing Borrowing Notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Facility LCs, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents.  The Borrower Representative hereby accepts such appointment.  The Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to the

Borrower Representative on behalf of such Borrower or Borrowers.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

2.6.                              Conversion and Continuation of Outstanding Loans.  Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Loans pursuant to this Section 2.6 or are repaid in accordance with this Agreement.  Each Eurodollar Loan shall continue as a Eurodollar Loan until the end of the then applicable Interest Period therefor, at which time such Eurodollar Loan shall be automatically converted into a Floating Rate Loan unless (x) such Eurodollar Loan is or was repaid in accordance with this Agreement or (y) the Borrower Representative shall have given the Lender a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Loan continue as a Eurodollar Loan for the same or another Interest Period.  Subject to the terms of Section 2.3, the Borrower Representative may elect from time to time to convert all or any part of a Floating Rate Loan into a Eurodollar Loan.  The Borrower Representative shall give the Lender irrevocable notice in the form of Exhibit B (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Loan into a Eurodollar Loan or continuation of a Eurodollar Loan not later than 11:00 a.m. (Chicago, Illinois time) at least three Business Days prior to the date of the requested conversion or continuation, specifying (i) the requested date, which shall be a Business Day, of such conversion or continuation, (ii) the aggregate amount and Type of the Loan which is to be converted or continued, and (iii) the amount of such Loan which is to be converted into or continued as a Eurodollar Loan and the duration of the Interest Period applicable thereto.

2.7.                              Telephonic Notices.  The Borrowers hereby authorize the Lender to extend, convert or continue Loans, effect selections of Types of Loans and to transfer funds based on telephonic notices made by any person or persons the Lender in good faith believes to be acting on behalf of the Borrowers, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrowers agree to deliver promptly to the Lender a written confirmation, if such confirmation is requested by the Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.

2.8.                              Fees.

(a)                                  Unused Commitment Fee.  The Borrowers agree to pay to the Lender an unused commitment fee at a per annum rate equal to 0.50% on the average daily Available Commitment, payable on each Payment Date hereafter and on the Facility Termination Date (the “Unused Commitment Fee”).

(b)                                 LC Fees.  The Borrowers shall pay to the Lender (i) (collectively, the “LC Fee”): (A) with respect to each standby Facility LC, a fee at a per annum rate equal to the Applicable LC Fee Rate on the average daily undrawn stated amount under each Facility LC, such fee to be payable in arrears on each Payment Date and (B) with respect to each commercial Facility LC a fee at a rate per annum equal to 1% of the initial stated amount (or, with respect to a Modification of any such commercial Facility LC which increases the stated amount thereof, such increase in the stated amount), such fee to be paid upon the issuance of such commercial Facility LC and (ii) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the Lender’s standard schedule for such charges as in effect from time to time.  The LC Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year.  If any Facility LC is cancelled for any reason before the stated expiry date thereof, any LC Fee paid in advance will not be refunded and will be retained by the Lender solely for its account.

(c)                                  Closing Fee.  The Borrowers will pay to the Lender a non-refundable, fully-earned closing fee in the total amount of $225,000 on the Closing Date.

(d)                                 Collateral Monitoring Fee.  The Borrowers shall pay to the Lender for its account a collateral monitoring fee of $1,000 per month, payable in advance on each Payment Date hereafter and on the Facility Termination Date (the “Collateral Monitoring Fee”).  The Collateral Monitoring Fee shall be fully earned and non-refundable for any reason upon payment thereof.

2.9.                              Interest Rates.  Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is automatically converted from a Eurodollar Loan into a Floating Rate Loan pursuant to Section 2.6, to but excluding the date it is paid or is converted into a Eurodollar Loan pursuant to Section 2.6 hereof, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Loan maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Lender as applicable to such Eurodollar Loan based upon the Borrower’s selections under Sections 2.1.1 and 2.6 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.  If at any time Loans are outstanding with respect to which the Borrower Representative has not delivered a notice to the Lender specifying the basis for determining the interest rate applicable thereto, those Loans shall bear interest at the Floating Rate.

2.10.                        Eurodollar Loans Post Default; Default Rates.  Notwithstanding anything to the contrary contained hereunder, during the continuance of a Default or Unmatured Default the Lender may, at its option, by notice to the Borrower Representative, declare that no Loan may be made as, converted into or continued as a Eurodollar Loan.  During the continuance of a Default the Lender may, at its option, by notice to the Borrower Representative, declare that (i) each Eurodollar Loan shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Loan shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under subsection (f) or (g) of Section 7.1, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action the part of the Lender.

2.11.                        Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity.  Interest accrued on each Eurodollar Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Loan is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest on all Loans, unused commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment.  If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.12.                        Voluntary Prepayments.  The Borrowers may also from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Loans, or, in a minimum aggregate amount of $500,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Loans upon three Business Days’ prior notice to the Lender.

2.13.                        Mandatory Prepayments.

(a)                                  Borrowing Base Compliance.  The Borrowers shall immediately repay the Revolving Loans or Reimbursement Obligations if, at any time, the Credit Exposure exceeds the lesser of (i) the Commitment and (ii) the Borrowing Base, to the extent required to eliminate such excess.  If any such excess remains after repayment in full of all outstanding Revolving Loans and Reimbursement Obligations, the Borrowers shall provide cash collateral or a Supporting Letter of Credit for the LC Obligations in the manner set forth in Section 2.1.2(i) to the extent required to eliminate such excess.

(b)                                 Sale of Assets.  Immediately upon receipt by any Loan Party of the Net Cash Proceeds of any asset disposition (other than sales of Inventory in the ordinary course of business; however, a sale in the ordinary course of business will not include a transfer in total or partial satisfaction of indebtedness), the Borrowers shall prepay the Obligations in an amount equal to all such Net Cash Proceeds.  Any such prepayment shall be applied first, to pay the principal of the Revolving Loans with the then Equipment Availability being reduced dollar-for-dollar by the amount of any Availability attributed to the Equipment included in such asset disposition and second, to cash collateralize outstanding Facility LCs; provided further, subject to the Lender’s rights and remedies exercisable upon the occurrence of a Default or an Unmatured Default, if there are no Revolving Loans outstanding, and no Default or Unmatured Default exists, the Net Cash Proceeds will not be required to cash collateralize outstanding Facility LCs.

(c)                                  Issuance of Debt or Equity.  If MagneTek issues Capital Stock or any Loan Party issues any Debt For Borrowed Money (other than the type set forth in clauses (c), (d), (e), (f) or (g) of the definition of Debt For Borrowed Money) or if any Loan Party receives any dividend or distribution from a Person other than a Loan Party, no later than the Business Day following the date of receipt of any Net Cash Proceeds of such issuance or receipt of such dividend, distribution, loan or advance, the Borrowers shall prepay the Obligations in an amount equal to all such Net Cash Proceeds or such dividends, distributions, loans or advances.  Any such prepayment shall be applied first, to pay the principal of the Revolving Loans, and second, to cash collateralize outstanding Facility LCs in no more than the Reimbursement Obligations related thereto; provided further, subject to the Lender’s rights and remedies exercisable upon the occurrence of a Default or an Unmatured Default, if there are no Revolving Loans outstanding, and no Default or Unmatured Default exists, the Net Cash Proceeds will not be required to cash collateralize outstanding Facility LCs.

(d)                                 Insurance/Condemnation Proceeds. Any insurance or condemnation proceeds to be applied to the Obligations in accordance with Section 6.7(c) shall be applied as follows: (i) insurance proceeds from casualties or losses to cash or Inventory shall be applied, first, to the Revolving Loans and second, to cash collateralize outstanding Facility LCs in no more than the Reimbursement Obligations related thereto; and (ii) insurance or condemnation proceeds from casualties or losses to Equipment, Fixtures and real Property shall be applied first, to pay the principal of the Revolving Loans with the then Equipment Availability being reduced dollar-for-dollar by the amount of any Availability, if any, attributed to the Equipment affected by such casualty or loss, and second, to cash collateralize outstanding Facility LCs in no more than the Reimbursement Obligations related thereto.  The Commitment (other than Equipment Availability) shall not be permanently reduced by the amount of any such prepayments.  If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and real Property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Lender, in its Permitted Discretion.

(e)                                  Tax Refund.  On the date of receipt thereof by any Loan Party of a Tax Refund, an amount equal to 100% of the Tax Refund shall be paid to the Lender and applied first, to pay the principal of the Revolving Loans, and second, to cash collateralize outstanding Facility LCs.  “Tax Refund” means any refund of any taxes, fees or interest which (i) are paid to MagneTek by any Governmental Authority and are attributable to losses, deductions, credits, or payments of, or by, any Loan Party or (ii) are paid directly to any Loan Party by any Governmental Authority.

(f)                                    General.  Without in any way limiting the foregoing, immediately upon receipt by any Loan Party of proceeds of any sale of any Collateral, the Borrowers shall cause such Loan Party to deliver such proceeds to the Lender, or deposit such proceeds in a deposit account subject to a Deposit Account Control Agreement.  All of such proceeds shall be applied as set forth above or otherwise as provided in Section 2.16.  Nothing in this Section 2.13 shall be construed to constitute the Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

2.14.                        Termination of the Facility.

(a)                                  Without limiting Section 2.2 or Section 8.1, (a) the Commitment shall expire on the Facility Termination Date and (b) the Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date.

(b)                                 The Borrowers may terminate this Agreement upon at least 10 Business Days’ prior written notice thereof from the Borrowing Representative to the Lender, upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Facility LCs (or alternatively, with respect to each such Facility LC, the furnishing to the Lender of a cash deposit or Supporting Letter of Credit as required by Section 2.1.2(i)), (iii) the payment in full of the early termination fee set forth in the following sentence (the “Prepayment Fee”), (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon, and (v) the payment in full of any amount due under Section 3.4.  Subject to Section 2.20, if this Agreement is terminated at any time prior to the Facility Termination Date, other than by virtue of a refinancing by the Lender, or by a group of lenders agented by the Lender, whether pursuant to this Section 2.14 or pursuant to Section 8.1, the Borrowers shall pay to the Lender an early termination fee determined in accordance with the following table:

Period during which early termination occurs	Prepayment Fee
On or prior to the first anniversary of the Closing Date	$500,000

After the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date	$300,000

After the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date	$100,000

2.15.                        Method of Payment.

(a)                                  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at its address specified pursuant to Article XI, or at any other Lending Installation of the Lender specified in writing by the Lender to the Borrower Representative, by noon (Chicago, Illinois time) on the date when due. Any payment received by the Lender after such time shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)                                 At the election of the Lender, all payments of principal, interest, reimbursement obligations in connection with Facility LCs, fees, premiums, reimbursable expenses (including all reimbursement for fees and expenses pursuant to Section 9.6), and other sums payable under the Loan Documents, may be paid from the proceeds of Loans made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.1 or a deemed request as provided in this Section 2.15 or may be deducted from the Funding Account or any other deposit account of any Borrower maintained with the Lender.  The Borrowers hereby irrevocably authorize (i) the Lender to make a Floating Rate Loan for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans and that all such Loans shall be deemed to have been requested pursuant to Section 2.1 and (ii) the Lender to charge the Funding Account or any other deposit account of a Loan Party maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

2.16.                        Collection of Accounts; Lock Box; Cash Collateral Account; Application of Payments.

2.16.1.  Lock Box.  The Borrowers have established and will continue to  maintain through the Lender the post office boxes at the U.S. Post Office bearing the addresses set forth in Schedule 2 or such other address or addresses as the Lender may notify the Borrowers from time to time (collectively, the “Lock Box”).  The Borrowers will notify all of their customers and account debtors to forward all checks, drafts, money orders, and other items, cash and other remittances of every kind due the Borrowers (“Remittances”) to the Lock Box (such notices to be in such form and substance as the Lender may require from time to time).  The Lender will have sole access to the Lock Box at all times, and the Borrowers will take all action necessary to grant the Lender such sole access.  At no time will the Borrowers remove any item from Lock Box without the Lender’s prior written consent, and the Borrowers will not notify any customer or account debtor to pay any Remittance to any other place or address without the Lender’s prior written consent.  If a Borrower should neglect or refuse to notify any customer or account debtor to pay any Remittance to the Lock Box, the Lender will be entitled to make such notification.

2.16.2.  Cash Collateral Account. Upon retrieval of Remittances and other proceeds of Accounts and other Collateral from the Lock Box, the Lender will deposit the same in a non-interest bearing account in the Lender’s name as set forth on Schedule 2 at the Lender “Cash Collateral Account”.  Any Remittance or other proceeds of Accounts or other Collateral received by the Borrowers shall be deemed held by the Borrowers in trust and as fiduciary for the Lender, and the Borrowers immediately shall deliver the same, in its original form, to the Lender by overnight delivery for deposit into the Lock Box or shall immediately deposit the same into the Cash Collateral Account.  Pending such deposit, the Borrowers will not commingle any such Remittance or other proceeds of Accounts or other Collateral with any of the Borrowers’ other funds or property, but the Borrowers will hold it separate and apart therefrom in trust for the Lender until delivery is made to the Lender by overnight delivery carrier as described above.  All deposits to the Cash Collateral Account and the Lock Box will be the Lender’s property and will be subject only to the signing authority designated from time to time by the Lender, and the Borrowers shall have no interest therein or control over such deposits or funds.  The Lender will have sole access to the Cash Collateral Account, and the Borrowers shall have no access thereto.  The Lender shall have, and the Borrowers hereby grants to the Lender, a Lien on all funds held in the Funding Account, the Controlled Disbursement Accounts, and the Cash Collateral Account as security for the Obligations.  None of the Funding Account, the Controlled Disbursement Accounts, or the Cash Collateral Account will be subject to any deduction, set-off, banker’s lien or any other right in favor or any Person other than the Lender.  Deposits to the Cash Collateral Account will be applied to the Obligations (including to cash collateralize outstanding Facility LCs) in such order and method of application as may be elected by the Lender in its discretion exercised in good faith; however, unless so directed by the Borrower Representative, or unless a Default is in existence, the Lender shall not apply funds in the Cash Collateral Account to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Floating Rate Loans and, in any event, the Borrowers shall pay the Eurodollar breakage losses in accordance with Section 3.4.  Any funds in the Cash Collateral Account remaining after the applications set forth in the preceding sentence (“Available Funds”) will be deposited into the Borrowers’ Funding Account with the Lender; however, if a Default is in existence, all Available Funds may, at the Lender’s option, be retained in the Cash Collateral Account as continuing security for the Obligations.  If any Remittance deposited in the Cash Collateral Account is dishonored or returned unpaid for any reason, the Lender, in its discretion, may charge the amount of such dishonored or returned Remittance directly against the Borrowers and any account maintained by the Borrowers with the Lender and such amount shall be deemed part of the Obligations.  The Lender shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of the Lender with respect to the operation of the Funding Account, the Controlled Disbursement Accounts, the Cash Collateral Account, the Lock Box, or the services to be provided by the Lender under this Agreement, except to the extent, but only to the extent, of any direct (as opposed to any consequential, special or lost profit) damages suffered by the Borrowers from the Lender’s gross negligence or willful misconduct.  Until a payment is received by the Lender for the Lender’s account in finally collected funds, all risks associated with such payment will be borne solely by the Borrowers.  The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations at any time on and after the occurrence of a Default or an Unmatured Default.

2.16.3.  Crediting of Remittances.  All Remittances and other proceeds of Accounts and other Collateral deposited into the Cash Collateral Account shall be credited against the then Credit Exposure and Eligible Accounts on the Business Day immediately following the Business Day on which such deposit is made into the Cash Collateral Account (conditional upon final collection and the Lender’s funds availability policies); provided, however, to the extent that such funds applied by the Lender are not available funds under the Lender’s funds availability policies on the date of deposit into the Cash Collateral Account, then such funds will constitute a negative collected balance and will bear interest at the Floating Rate until such funds become available under the Lender’s funds availability polices.  From time to time, the Lender may adopt such regulations and procedures as it may deem reasonable and appropriate with respect to the operation of the Cash Collateral Account and the Lock Box and the services to be provided by the Lender under this Agreement.

2.16.4.  Cost of Collection.  All (a) reasonable costs of collection of the Borrowers’ Accounts, including attorneys’ fees and other out-of-pocket expenses, (b) of the Lender’s administrative and recordkeeping costs, and (c) of the Lender’s service charges and costs related to the establishment and maintenance of the Lock Box, the Funding Account, the Controlled Disbursement Accounts, and the Cash Collateral Account shall be the sole responsibility of the Borrowers, whether the same are incurred by the Lender or the Borrowers, and the Lender, at its discretion, may charge the same against the Borrowers and any account maintained by the Borrowers with the Lender and the same shall be deemed part of the Obligations.

2.17.                        Indemnity for Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender, and the Borrowers shall be liable to pay to the Lender, and the Borrowers hereby indemnify the Lender and hold the Lender harmless for the amount of such payment or proceeds surrendered.  The provisions of this Section 2.17 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Lender’s rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.  The provisions of this Section 2.17 shall survive the termination of this Agreement.

2.18.                        Noteless Agreement; Evidence of Indebtedness.

(a)                                  The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrowers to the Lender resulting from each Loan made from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(b)                                 The Lender shall also maintain accounts in which it will record (a) the amount of each Loan extended hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Lender hereunder from the Borrowers.

(c)                                  The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d)                                 The Lender may request that its Revolving Loans be evidenced by a promissory note in substantially the form of Exhibit C (a “Revolving Note”).  In such event, the Borrowers shall prepare, execute and deliver to the Lender such Note payable to the order of the Lender.  Thereafter, the Revolving Loans evidenced by such Revolving Note and interest thereon shall at all times be represented by one or more promissory notes payable to the order of the payee named therein, except to the extent that the Lender subsequently returns any such Note for cancellation and requests that such Revolving Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.19.                        Lending Installations.  The Lender may book its Loans and the Facility LCs at any Lending Installation selected by the Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, and the Note issued hereunder shall be deemed held by the Lender for the benefit of any such Lending Installation.  The Lender may, by written notice to the Borrower Representative in accordance with Article XI, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.20.                        Limitation of Interest. The Borrowers and the Lender intend to strictly comply with all applicable laws, including applicable usury laws.  Accordingly, the provisions of this Section 2.20 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.20, even if such provision declares that it controls.  As used in this Section 2.20, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations.  In no event shall the Borrowers or any other Person be obligated to pay, or the Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of non-usurious interest permitted under the applicable laws (if any) of the U.S. or of any other applicable state, or (b) total interest in excess of the amount which the Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate.  On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate.  The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made.  None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.20, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate.  If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason the Lender at any time, including the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to the Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to the Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

2.21.                        One General Obligation; Cross-Collateralized; Joint, Several and Primary Obligations.  All advances of credit by the Lender to, or for the benefit of, a Borrower under this Agreement and under any other Loan Document constitute one loan, and all of the Obligations constitute one obligation.  The Loans and all other advances or extensions of credit to, or for the benefit of, Borrowers under this Agreement or the other Loan Documents are made on the security of all of the Collateral.  The Obligations of Borrowers under this Agreement and the other Loan

Documents are joint, several and primary.  No Borrower will be or be deemed to be an accommodation party with respect to any of the Loan Documents.  The limits on outstanding advances against the Borrowing Base are not intended and shall not be deemed to limit in any way the Lender’s security interest in, or other Liens on, the Accounts, Inventory, Equipment, General Intangibles, or any other Collateral.

ARTICLE III

YIELD PROTECTION; TAXES

3.1.                              Yield Protection.  If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender or its applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)                                  subjects the Lender or any Lending Installation of the Lender to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to the Lender in respect of its Eurodollar Loans or Facility LCs, or

(b)                                 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or any applicable Lending Installation of the Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Loans), or

(c)                                  imposes any other condition the result of which is to increase the cost to the Lender or any applicable Lending Installation of the Lender of making, funding or maintaining its Eurodollar Loans, of issuing Facility LCs, or reduces any amount receivable by the Lender or any applicable Lending Installation of the Lender in connection with its Eurodollar Loans or Facility LCs, or requires the Lender or any applicable Lending Installation of the Lender to make any payment calculated by reference to the amount of Eurodollar Loans or Facility LCs therein held or interest or LC Fees received by it, by an amount deemed material by the Lender, and the result of any of the foregoing is to increase the cost to the Lender or applicable Lending Installation of the Lender, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing Facility LCs or to reduce the return received by the Lender or applicable Lending Installation of the Lender, in connection with such Eurodollar Loans, Commitment, or Facility LCs therein, then, within fifteen days of demand by the Lender, the Borrowers shall pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction in amount received.

3.2.                              Changes in Capital Adequacy Regulations.  If the Lender determines the amount of capital required or expected to be maintained by it, any Lending Installation of the Lender, or any

corporation controlling the Lender is increased as a result of a Change, then, within fifteen days of demand by the Lender, the Borrowers shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Lender determines is attributable to this Agreement, the Credit Exposure or the Commitment to make Loans and issue Facility LCs, as the case may be, hereunder (after taking into account the Lender’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Lender or any Lending Installation or any corporation controlling the Lender.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the U.S. on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the U.S. implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3.                              Availability of Types of Loans.  If the Lender determines that (a) maintenance of the Eurodollar Loans (or any portion thereof) at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law or (b)(i) deposits of a type and maturity appropriate to match fund Eurodollar Loans are not available or (ii) the interest rate applicable to Eurodollar Loans does not accurately reflect the cost of making or maintaining Eurodollar Loans, then the Lender shall suspend the availability of Eurodollar Loans and require any affected Eurodollar Loans to be repaid or converted to Floating Rate Loans, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4.                              Funding Indemnification.  If any payment of a Eurodollar Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Loan is not made on the date specified by the Borrower Representative for any reason other than default by the Lender, the Borrowers will indemnify the Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Loan.

3.5.                              Taxes.

(a)                                  All payments by the Borrowers to or for the account of the Lender hereunder or under the Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes.  If the Borrowers shall be required by law to deduct any Taxes (other than Excluded Taxes) from or in respect of any sum payable hereunder to the Lender, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrowers shall make such deductions, (c) the Borrowers shall pay the full amount deducted to the relevant authority in accordance with applicable law, and (d) the Borrowers shall furnish to the Lender the original copy of a receipt evidencing payment thereof within thirty days after such payment is made.

(b)                                 In addition, the Borrowers hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or the Note or Facility LC Application (“Other Taxes”).

(c)                                  The Borrowers hereby agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Lender as a result of the Commitment, any Loans made by it hereunder, any Facility LC issued hereunder or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within thirty days of the date the Lender makes demand therefor pursuant to Section 3.6.

3.6.                              Lender Statements; Survival of Indemnity. To the extent reasonably possible, the Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrowers to the Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Loans under Section 3.3, so long as such designation is not, in the judgment of the Lender, disadvantageous to the Lender.  The Lender shall deliver its written statement to the Borrower Representative as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though the Lender funded the Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of the Lender (showing the calculation of such amount in reasonable detail) shall be payable on demand after receipt by the Borrower Representative of such written statement.  The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.                              Effectiveness; Initial Loan Advance. This Agreement will not become effective unless the Loan Parties have satisfied each of the following conditions in a manner satisfactory to the Lender.

(a)                                  This Agreement or counterparts hereof shall have been duly executed by each  Loan Party, the Lender; and the Lender shall have received duly executed copies of the Loan Documents and such other documents, instruments, agreements and legal opinions as the Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to the Lender.

(b)                                 Each Loan Party shall have delivered copies of its articles or certificate of incorporation or organization, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation or organization.

(c)                                  Each Loan Party shall have delivered copies, certified by its Secretary or Assistant Secretary, of its by-laws or operating, management or partnership agreement and of its Board of Directors’ resolutions or the resolutions of its members and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Loan Party is a party.

(d)                                 Each Loan Party shall have delivered an incumbency certificate, executed by its Secretary or Assistant Secretary, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party, upon which certificate the Lender shall be entitled to rely until informed of any change in writing by such Loan Party.

(e)                                  The Borrowers and the Loan Parties shall have delivered a certificate, signed by the chief financial officer of the Borrowers and each other Loan Party, on the initial Credit Extension Date (i) stating that no Default or Unmatured Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article V are true and correct as of such Credit Extension Date, (iii) specifying the deposit account at the Lender which shall be used as the Funding Account, and (iv) certifying any other factual matters as may be reasonably requested by the Lender.

(f)                                    The Loan Parties shall have delivered a written opinion of the Loan Parties’ counsel, addressed to the Lender in substantially the form of Exhibit D.

(g)                                 The Borrowers shall have delivered the Note requested by the Lender pursuant to Section 2.18 payable to the order of the Lender.

(h)                                 The Borrowers shall have delivered money transfer authorizations as the Lender may have reasonably requested.

(i)                                     Each Loan Party shall have delivered duly executed copies of this Agreement and the other Loan Documents to which it is a party.

(j)                                     The Lender shall have received a fully executed original of a pay-off letter reasonably satisfactory to the Lender confirming that all of the Loan Parties’ obligations under that certain Credit Agreement dated June 17, 2002 between the Loan Parties, Bank One, NA, as agent and the lenders party thereto (as amended, the “Prior Agreement”) will be repaid in full from the proceeds the initial Credit Extension, all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated immediately upon such payment.

(k)                                  The Lender shall have received all Lien and other searches that the Lender deems necessary, the Loan Parties shall have delivered UCC termination statements or amendments to existing UCC financing statements with respect to any filings against the

Collateral as may be requested by the Lender and shall have authorized the filing of such termination statements or amendments, the Lender shall have been authorized to file any UCC financing statements that the Lender deems necessary to perfect its Liens in the Collateral and Liens creating a first priority security interest in the Collateral  in favor of the Lender shall have been perfected.

(l)                                     The Borrowers shall have delivered a Borrowing Base Certificate which calculates the Borrowing Base as of the Closing Date.

(m)                               The Borrowers shall have delivered to the Lender the unaudited financial statements of the Consolidated Group on a consolidated basis and the Designated Consolidating Basis with respect thereto for the period ending on June 29, 2003.

(n)                                 The Lender shall have completed its business due diligence and the Loan Parties’ corporate structure, capital structure, material accounts and governing documents shall be acceptable to the Lender.  In addition, the terms and conditions of all Indebtedness of each Loan Party shall be acceptable to the Lender.

(o)                                 All legal (including tax implications) and regulatory matters, including compliance with applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System, shall be satisfactory to the Lender.

(p)                                 The Loan Parties shall have delivered (i) Collateral audits, satisfactory to the Lender, and (ii) appraisals, prepared by an independent appraiser engaged directly by the Lender, of Eligible Inventory and Equipment, which audits and appraisals shall be satisfactory to the Lender.

(q)                                 The Loan Parties shall have delivered any requested environmental review reports from firm(s) satisfactory to the Lender, which review reports shall be acceptable to the Lender. Any environmental hazards or liabilities identified in any such environmental review reports shall indicate the Loan Parties’ plans with respect thereto.

(r)                                    The Borrowers shall have delivered evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Section 6.7.

(s)                                  The Borrowers shall have delivered each Collateral Access Agreement required to be provided pursuant to Section 6.13.

(t)                                    The Borrowers shall have delivered each Deposit Account Control Agreement required to be provided pursuant to Section 6.14.

(u)                                 The Borrowers shall have delivered a properly completed Facility LC Application if the initial Credit Extension will include the issuance of a Facility LC.

(v)                                 After giving effect to all Credit Extensions to be made on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ Indebtedness current, the Borrower’s Availability shall not be less than $2,250,000.

(w)                               The Borrowers shall have paid all of the fees and expenses owing to the Lender pursuant to Section 2.8, and Section 9.6(a).

(x)                                   The Borrowers shall have delivered to the Lender its most recent statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(y)                                 The Lender shall have received confirmation, satisfactory to it, of completion of real estate term financing by SPA and the status of certain loans by SPA to MagneTek of at least $9,000,000 on terms acceptable to the Lender.

(z)                                   The Effective Date shall occur on or before August 15, 2003.

(aa)                            The Loan Parties shall have delivered such other documents as the Lender or its counsel may have reasonably requested.

4.2.                              Each Credit Extension. Except as otherwise expressly provided herein, the Lender shall not be required to make any Credit Extension if on the applicable Credit Extension Date:

(a)                                  The Borrower Representative has not delivered a duly completed Borrowing Notice in compliance with the terms of this Agreement;

(b)                                 There exists any Default or Unmatured Default or any Default or Unmatured Default shall result from any such Credit Extension and the Lender shall have determined not to make any Credit Extension as a result of such Default or Unmatured Default;

(c)                                  Any representation or warranty (other than a representation or warranty that is stated to relate solely to an earlier date) contained in Article V is untrue or incorrect as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, and the Lender shall have determined not to make any Credit Extension as a result of the fact that such representation or warranty is untrue or incorrect;

(d)                                 After giving effect to any Credit Extension, Availability would be less than zero;

(e)                                  No law or regulation prohibits, and no order, judgment or decree of any arbitrator or governmental authority enjoins or restrains the Lender, from making such requested Credit Extension;

(f)                                    Unless, on or before October 15, 2003, the Borrowers shall have delivered to the Lender a true and complete Customer List;

(g)                                 Unless, on or before October 15, 2003, the Borrowers cause the Problem Financing Statements to be terminated; or

(h)                                 Unless, on or before October 15, 2003, the Borrowers deliver to the Lender the original stock certificates required to be pledged under the Loan Documents together with the stock powers related thereto, that were not delivered on or before the Closing Date, or replacement certificates if the originals have been lost or destroyed.

Each Borrowing Notice or request for issuance of Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrowers that the conditions contained in Sections 4.2(a) and (b) have been satisfied.  The Lender may require a duly completed Compliance Certificate as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender as follows:

5.1.                              Existence and Standing.  Each Loan Party is a corporation or, in the case of Mondel Canada, an unlimited liability company, duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, and is and shall remain qualified to do business as a foreign corporation or, in the case of Mondel Canada, an unlimited liability company, in the case of  under the laws of the jurisdictions listed on Schedule 5.1 and under the laws of each other jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect.

5.2.                              Authorization and Validity. Each Loan Party has the corporate power and authority (or as it relates to Mondel Canada, unlimited limited company power and authority) and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3.                              No Conflict; Government Consent.  Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Loan Party or (ii) any Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which any Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Loan Party pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by a Loan Party, is required to be obtained by any Loan Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Loan Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.                              Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Lender pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Lender has not obtained or does not maintain possession of such Collateral.

5.5                                 Financial Statements.

(a)                                  The audited consolidated and consolidating financial statements of the Borrowers and its Subsidiaries for the period ending on June 30, 2002 heretofore delivered to the Lender were prepared in accordance with GAAP (as in effect on the date such statements were prepared) and fairly present the consolidated financial condition and operations of the Borrowers and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.  The unaudited consolidated financial statements of the Borrowers and its Subsidiaries for the  fiscal periods ended on or before June 29, 2003 heretofore delivered by the Borrowers to the Lender were prepared in accordance with GAAP (as in effect on the date such statements were prepared except for the presentation of footnotes and for applicable normal year-end audit adjustments) and fairly present the consolidated financial condition and operations of the Borrowers and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

(b)                                 The Projections received by the Lender on August 1, 2003 represent the Borrowers’ good faith estimate of the future financial performance of the Consolidated Group for the period set forth therein.

5.6.                              Material Adverse Change.  As of the Closing Date, since June 29, 2003 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Loan Parties which could reasonably be expected to have a Material Adverse Effect.

5.7.                              Taxes.  The Loan Parties have filed all U.S. federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by any Loan Party, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists.  The U.S. income tax returns of the Loan Parties have been audited by the Internal Revenue Service through the Fiscal Year ended June 29, 1997.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of the Loan Parties in respect of any taxes or other governmental charges are adequate.  There are not in effect any waivers of applicable statutes of limitations for federal, foreign, state or local taxes for any period.  No Loan Party is a party to any tax-sharing agreement or arrangement.

5.8.                              Litigation and Contingent Obligations.  Except as set forth on Schedule 5.8, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any Loan Party which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.  Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.8, no Loan Party has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.5.

5.9.                              Capitalization and Subsidiaries.  Schedule 5.9 sets forth (a) a correct and complete list of the name and relationship to the Borrowers of each and every Subsidiary of a Loan Party and each and every Person for which a Loan Party has any ownership interest, (b) the location of the chief executive office of the Borrowers and each of its Subsidiaries and each other location where any of them have maintained their chief executive office in the past five years, (c) a true and complete listing of each class of each of the Loan Parties’ authorized Capital Stock and, with respect to all Loan Parties other than MagneTek, is owned beneficially and of record by the Persons identified on Schedule 5.9, and (d) the type of entity of each of the Loan Parties.  With respect to each Loan Party, Schedule 5.9 also sets forth the employer or taxpayer identification number of each Loan Party and the organizational identification number issued by each Loan Party’s jurisdiction of organization or a statement that no such number has been issued.  All of the issued and outstanding Capital Stock owned by any Loan Party has been duly authorized and issued and is fully paid and non-assessable.

5.10.                        ERISA.  The Unfunded Liabilities of the MagneTek Pension Plan do not in the aggregate exceed $51,356,000.  With respect to the MagneTek Pension Plan, (a) effective June 29, 2003, participants shall accrue no future benefits thereunder; (b) on or before September 15, 2003, MagneTek shall make a stock contribution of $2,250,000 thereto; and (c) as of the Closing Date, provided the contribution described in (b) above is made, no annual contribution is projected to be made to the MagneTek Pension Plan for its Fiscal Years ending the Sunday ending the closest to June 30, 2004; June 30, 2005; June 30, 2006; and June 30, 2007.  Neither any Loan Party nor any Controlled Group member is currently sponsoring, maintaining or contributing (or becoming obligated to sponsor, maintain, or contribute) to any Multiemployer Plan.  Each Plan complies in all material respects with all applicable requirements of law and regulations.  No Reportable Event or “prohibited transaction” (as defined under ERISA) has occurred with respect to any Plan.  Neither any Loan Party nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.  Each Plan that is intended to meet the requirements of qualified pension benefit plans under Sections 401(a) and 501(a) of the Code has received a current favorable determination letter to that effect under the Code.  The Loan Parties and each Controlled Group has satisfied the minimum funding standards under ERISA with respect to its respective Plans.

5.11.                        Accuracy of Information.  No information, exhibit or report furnished by any Loan Party to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.12.                        Names; Prior Transactions.  Except as set forth on Schedule 5.12, the Loan Parties have not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any Acquisition.

5.13.                        Regulation U.  No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve

Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Loan Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  No Loan Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

5.14.                        Material Agreements.  Schedule 5.14 hereto sets forth as of the Closing Date all material agreements and contracts to which any Loan Party is a party or is bound as of the date hereof.  No Loan Party is subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing any material Indebtedness.

5.15.                        Compliance With Laws.  The Loan Parties have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.16.                        Ownership of Properties.  Except as set forth on Schedule 5.16, on the date of this Agreement, the Loan Parties will have good title, free of all Liens other than those permitted by Section 6.22, to all of the Property and assets reflected in the Loan Parties’ most recent consolidated financial statements provided to the Lender as owned by the Loan Parties.  None of the equipment included in the appraisal which the Lender has made eligible for purposes of the Credit Exposure is the subject of any Lien or capitalized lease of any Person.

5.17.                        Plan Assets; Prohibited Transactions.  No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.  Each Loan Party, determined exclusive of MagneTek, is an “operating company” as defined in 29 C.F.R 2510-101(c).

5.18.                        Environmental Matters.  In the ordinary course of its business, the officers of each Loan Party consider the effect of Environmental Laws on the business of such Loan Party, in the course of which they identify and evaluate potential risks and liabilities accruing to such Loan Party due to Environmental Laws.  On the basis of this consideration, the Loan Parties have concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  No Loan Party has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment.

5.19.                        Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.20.                        Public Utility Holding Company Act.  No Loan Party is a “holding company” or a “subsidiary company” of a “holding company”, or an “Affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.21.                        Bank Accounts.  As of the Closing Date, Schedule 5.21 to the Security Agreement contains a complete and accurate list of all bank accounts maintained by each Loan Party with any bank or other financial institution.

5.22.                        Indebtedness.  As of the Closing Date and after giving effect to the Credit Extensions to be made on the Closing Date (if any), the Loan Parties have no Indebtedness, except for (a) the Obligations, (b) any Indebtedness described on Schedule 5.22, and (c) Permitted Obligations.

5.23.                        Affiliate Transactions.  Except as set forth on Schedule 5.23, as of the Closing Date, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, any of which matters would be required to be disclosed in a proxy statement of MagneTek, other than matters which are disclosed in its 2002 proxy statement.  For the Fiscal Year of the Borrowers ending in June, 2004 and each Fiscal Year ending thereafter, the Borrowers will allocate corporate and other overhead expenses of MagneTek to SPA.  The amount allocated to SPA (“Allocated Overhead Amount”) will be at least $1,000,000 per Fiscal Quarter.  SPA will begin paying the quarterly Allocated Overhead Amount on October 1, 2003 and will continue paying the quarterly Allocated Overhead Amount on the first day of each calendar quarter thereafter occurring.  All of the Capital Stock of J-Tec was sold, and the proceeds of such sale were received by MagneTek, on or before the Closing Date.

5.24.                        Real Property; Leases.  As of the Closing Date, Schedule 5.24 sets forth a correct and complete list of all real Property owned by each Loan Party, all leases and subleases of real Property by each Loan Party as lessee or sublessee, and all leases and subleases of real Property by each Loan Party as lessor or sublessor.  Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists.  Each Loan Party has good and indefeasible title in fee simple to the real Property identified on Schedule 5.24 as owned by such Loan Party, or valid leasehold interests in all real Property designated therein as “leased” by such Loan Party.

5.25.                        Intellectual Property Rights.  As of the Closing Date: (a) Schedule 5.25 sets forth a correct and complete list of all Intellectual Property Rights of each Loan Party; (b) none of the Intellectual Property Rights listed in Schedule 5.25 is subject to any licensing agreement or similar arrangement except as set forth in Schedule 5.25; (c) the Intellectual Property Rights described in Schedule 5.25 constitute all of the property of such type necessary to the current and anticipated future conduct of the Loan Parties’ business; (d) to the best of each Loan Party’s knowledge, no slogan or other advertising device, product, process, method, substance, part, or other material now employed, or now contemplated to be employed, by any Loan Party infringes in any material respect upon any rights held by any other Person; and (e) no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard, or code is pending or, to the knowledge of any Loan Party, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.  To any Borrower’s knowledge, after due inquiry, no key employee of a Borrower is subject to any agreement in favor of anyone other than a Borrower which restricts or limits that individual’s right to engage in the type of business activity conducted by such Borrower in any manner which could materially impair the ability of such individual to carry out his or her duties with such Borrower or to use any property or confidential information or which grants to any Person, other than a Borrower, any rights to inventions or other ideas susceptible to legal protection developed or conceived by any such key employee of a Borrower.

5.26.                        Insurance. Schedule 5.26 lists all insurance policies of any nature maintained, as of the Closing Date, by each Loan Party, as well as a summary of the terms of each such policy.

5.27.                        Solvency.

(a)                                  Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Credit Extension, if any, made on the date hereof and after giving effect to the application of the proceeds of such Credit Extensions, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of each Loan Party; (b) the present fair saleable value of the Property of each Loan Party will be greater than the amount that will be required to pay the probable liability of each Loan Party on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)                                 No Borrower intends to, or will permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.28.                        Subordinated Indebtedness.  The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

5.29.                        Post-Retirement Benefits.  The present value of the expected cost of post-retirement medical and insurance benefits payable by each Loan Party to its employees and former employees, as estimated by such Loan Party in accordance with procedures and assumptions deemed reasonable by the Lender, does not exceed $100,000.

5.30                           Common Enterprise.  The successful operation and condition of each of  the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lender to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.  Each Loan Party states to the Lender that the Loan Parties desire to utilize their borrowing potential on a consolidated basis, to the extent(s) possible as if they were merged into a single corporate entity and, consistent with realizing such potential, to make available to the Lender commensurate with the amount and nature of their aggregate borrowings, and the Loan Parties have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

5.31.                        Reportable Transaction.  No Loan Party intends to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event any Loan Party determines to take any action inconsistent with such intention, it will promptly notify the Lender thereof.

5.32.                        Labor Disputes.  Except as set forth on Schedule 5.32, as of the Closing Date, (a) there is no collective bargaining agreement or other labor contract covering employees of any Borrower or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Borrower or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of each Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Borrower or its Subsidiaries or their employees.

ARTICLE VI

COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Facility Termination Date:

6.1.                              Financial and Collateral Reporting.  Each Loan Party will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and will furnish to the Lender:

(a)                                  (i) within 90 days after the close of each Fiscal Year of the Borrowers and their  Subsidiaries, audited financial statements of the Borrowers and their Subsidiaries as of the end of such Fiscal Year, on a consolidated basis and prepared in accordance with GAAP, certified, without qualification or exception, by a firm of independent certified public accountants acceptable to the Lender (“Auditors”), including balance sheets as of the end of such Fiscal Year, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (A) any management letter prepared by such Auditors and (B) for Fiscal Years ending in and after June, 2004, a certificate of such Auditors that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such Auditors, any Default or Unmatured Default shall exist, stating the nature and status thereof and (ii) within 90 days after the close of each Fiscal Year of the Borrowers and their  Subsidiaries ending in and after June, 2004, financial statements of the Borrowers and their Subsidiaries as of the end of each such Fiscal Year, on a Designated Consolidating Basis with respect thereto and prepared in accordance with GAAP, including balance sheets as of the end of such Fiscal Year, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by the report of such Auditors with respect to such consolidating statements satisfactory to the Lender;

(b)                                 within 45 days after the close of the first three quarterly periods of each Fiscal Year of the Borrowers and their Subsidiaries, (i) unaudited balance sheets as at the close of each such Fiscal Quarter on a consolidated basis and the Designated Consolidating Basis with respect thereto and (ii) profit and loss and reconciliation of surplus statements and a statement of cash flows, each on a consolidated basis and the Designated Consolidating Basis with respect thereto, for such Fiscal Quarter and the period from the beginning of the applicable Fiscal Year to the end of such Fiscal Quarter, all certified by its chief financial officer and prepared in accordance with GAAP (except for exclusion of footnotes and subject to normal year-end audit adjustments);

(c)                                  within 30 days after the close of each Fiscal Month of the Borrowers and their Subsidiaries, (i) unaudited balance sheets as at the close of each such Fiscal Month on a consolidated basis and the Designated Consolidating Basis with respect thereto and (ii) profit and loss and reconciliation of surplus statements and a statement of cash flows, each on a consolidated basis and the Designated Consolidating Basis with respect thereto, for such Fiscal Month and the period from the beginning of the applicable Fiscal Year to the end of such Fiscal Month, all certified by its chief financial officer and prepared in accordance with GAAP (except for exclusion of footnotes and subject to normal year-end audit adjustments);

(d)                                 as soon as available, but in any event not more than 90 days prior to the end of each Fiscal Year of the Consolidated Group, but not less than 30 days prior to the end of such Fiscal Year, a copy of the plan and forecast (including a projected balance sheet, income statement and funds flow statement) of the Consolidated Group for each month of such Fiscal Year (the “Projections”) on a consolidated basis and the Designated Consolidating Basis with respect thereto in form reasonably satisfactory to the Lender;

(e)                                  together with each of the financial statements required under Sections 6.1(a), (b) and (c), a compliance certificate in substantially the form of Exhibit E (a “Compliance Certificate”) signed by the chief financial officer of the Borrower Representative showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(f)                                    not less frequently than weekly, and more frequently if the Lender shall require or the Borrower Representative shall so elect, the Borrower Representative shall deliver to the Lender:  (i) a Borrowing Base Certificate by no later than Tuesday of each week (which is based on values as of the immediately preceding Friday), (ii) reports of the Borrowers’ sales, credits to sales or credit memoranda applicable to sales, collections and non-cash charges (from whatever source, including sales and noncash journals or other credits to Accounts) for the applicable period, and acceptable supporting documentation thereto (including, a report indicating the dollar value of the Borrowers’ Eligible Accounts, and all other information deemed necessary by the Lender to determine levels of that which is and is not Eligible Accounts), and (iii) reporting the value of the Borrowers’ Inventory as of the immediately preceding month;

(g)                                 as soon as available but in any event within 15 days of the end of each calendar month and at such other times as may be requested by the Lender, as of the period then ended:

(i)                                     a detailed aged trial balance of the Borrowers’ Accounts (1) specifying the name, address, and balance due for each Account Debtor and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Lender;

(ii)                                  a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Lender, (1) by location (including any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), product type, volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Lender has previously indicated to the Borrower Representative are deemed by the Lender to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by a Borrower and complaints and claims made against a Borrower), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)                               a worksheet of calculations prepared by the Borrower Representative to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion; and

(iv)                              a reconciliation of the Borrower’s Accounts and Inventory between the amounts shown in the Borrower’s books and financial statements and the reports delivered pursuant to clauses (i) and (ii) above;

(h)                                 as soon as available but in any event within 15 days of the end of each calendar month and at such other times as may be requested by the Lender, as of the month then ended, a schedule and aging of the Borrower’s accounts payable;

(i)                                     promptly upon the Lender’s request:

(i)                                     copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)                                  copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii)                               a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(j)                                     on the first Business Day of the month of March and September, a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;

(k)                                  as soon as possible and in any event within 15 days of filing thereof, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;

(l)                                     as soon as possible and in any event within 90 days after the close of the Fiscal Year of the Borrowers, a statement of the Unfunded Liabilities and the required annual contribution of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA;

(m)                               as soon as possible and in any event within ten days after any Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower Representative, describing said Reportable Event and the action which the Borrowers propose to take with respect thereto;

(n)                                 as soon as possible and in any event within 15 days of filing therewith with the PBGC, the U.S. Internal Revenue Service or any other governmental entity, a copy of each annual report or other filing with respect to any Plan;

(o)                                 as soon as possible and in any event within ten days after receipt by any Loan Party, a copy of (i) any notice or claim to the effect that any Loan Party is or may be liable to any Person as a result of the release by any Loan Party, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the any Loan Party;

(p)                                 within 30 days after each March 31 and September 30, an updated Customer List, certified as true and correct by an Authorized Officer of the Borrower Representative;

(q)                                 promptly upon the filing thereof and in any event within 10 days after filing therewith, copies of all registration statements and other reports on Form 8-K which any Loan Party files with the Securities and Exchange Commission;

(r)                                    promptly upon incurrence thereof until the applicable Problem Financing Statement shall be terminated in accordance with applicable law, notice of the amount of all payables to any of the secured parties, or their assignees, listed on the Problem Financing Statements; and

(s)                                  such other information (including non-financial information) as the Lender may from time to time reasonably request.

6.2.                              Use of Proceeds.

(a)                                  The Borrowers will use the proceeds of the Credit Extensions (i) to repay the outstanding indebtedness, liabilities and obligations under the Prior Agreement, and (ii) for general corporate purposes (not otherwise prohibited by this Agreement).

(b)                                 No Borrower will, nor will it permit any Loan Party to, use any of the proceeds of the Credit Extensions to (i) purchase or carry any Margin Stock in violation of Regulation U, (ii) repay or refinance any Indebtedness of any Person incurred to buy or carry any Margin Stock, (iii) acquire any security in any transaction that is subject to Section 13 or Section 14 of the Securities Exchange Act of 1934 (and the regulations promulgated thereunder), or (iv) make any Acquisition.

6.3.                              Notices.  Each Loan Party will give prompt notice in writing to the Lender of:

(a)                                        the occurrence of any Default or Unmatured Default;

(b)                                       any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect;

(c)                                        the assertion by the holder of any Capital Stock of any Loan Party or the holder of any Indebtedness of any Loan Party in excess of $500,000 that any default exists with respect thereto or that any Loan Party is not in compliance therewith;

(d)                                       receipt of any written notice that any Loan Party is subject to any investigation by any governmental entity with respect to any potential or alleged violation of any applicable Environmental Law or of imposition of any Lien against any Property of any Loan Party for any liability with respect to damages arising from, or costs resulting from, any violation of any Environmental Laws;

(e)                                  receipt of any notice of litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $250,000, (ii) seeks injunctive relief that may be material to the business of a Loan Party, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws; or (vi) involves any product recall;

(f)                                    any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral;

(g)                                       its decision to change, (i) such Loan Party’s name or type of entity, (ii) such Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, and (iii) the location where any Collateral is held or maintained; provided that, in no event shall the Lender receive notice of such change less than thirty days prior thereto;

(h)                                       commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $100,000;

(i)                                           the opening of any new deposit account by any Loan Party with any bank or other financial institution;

(j)                                     any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance;

(k)                                  any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);

(l)                                     all material amendments to real estate leases, together with a copy of each such amendment;

(m)                               immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Borrower or any of its Subsidiaries in a manner;

(n)                                 upon request by the Lender, evidence of payment of monthly lease or rental payments as to each leased or rented location for which a Collateral Access Agreement has not been obtained (which shall be delivered within three Business Days after payment thereof);

(o)                                 the fact that such Loan Party has entered into a Rate Management Transaction or an amendment to a Rate Management Transaction, together with copies of all agreements evidencing such Rate Management Transactions or amendments thereto (which shall be delivered within two Business Days); and

(p)                                 any other matter as the Lender may reasonably request.

6.4.                              Conduct of Business.  Each Loan Party will:

(a)                                  carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted;

(b)                                 do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted;

(c)                                  keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to the Lender pursuant to Section 4.1(m);

(d)                                 at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and

(e)                                  transact business only in such corporate and trade names as are set forth in Schedule 5.12.

6.5.                              Taxes.  Each Loan Party will timely file complete and correct U.S. federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits, Property or Collateral except those which are being contested in good faith by appropriate proceedings so long as (a) adequate reserves have been set aside in accordance with GAAP with respect to such taxes, (b) the continuation of any such contest does not result in any part of the Collateral or any other property of a Loan Party being made the subject of (i) any proceeding in foreclosure, (ii) any levy or execution (which shall not have been stayed or dismissed), (iii) any forfeiture, seizure or other loss, or (iv) any Lien other than a Permitted Lien, and (c) such Loan Party shall promptly pay or discharge such contested taxes, if any, and shall deliver to the Lender evidence reasonably acceptable to the Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or the conditions set forth in this proviso are no longer met.  No Loan Party will file or consent to the filing of any consolidated income tax return with any Person other than the Borrowers and their Subsidiaries.

6.6.                              Payment of Indebtedness and Other Liabilities.  Each Loan Party will pay or discharge when due (a) all Material Indebtedness permitted by Section 6.17 owed by such Loan Party and (b) all other indebtedness due to materialmen, mechanics, carriers, warehousemen, and landlords (“Other Liabilities”) except that the Loan Parties may in good faith contest, by appropriate proceedings diligently pursued, any such Other Liabilities; provided that: (i) adequate reserves have been set aside for such contested Other Liabilities in accordance with GAAP, (ii) such contested Other Liabilities do not exceed $250,000 in the aggregate as of any date, (iii) no Lien, other than a Permitted Lien, shall be imposed or exist with respect to any contested Other Liabilities, (iv) none of the Collateral becomes subject to any forfeiture, seizure or other loss as a result of the contest of such Other Liabilities, and (v) such Loan Party shall promptly pay or discharge such contested Other Liabilities, if any, and shall deliver to the Lender evidence reasonably acceptable to the Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or the conditions set forth in this proviso are no longer met.

6.7.                              Insurance.

(a)                                  Each Loan Party shall at all times maintain, with financially sound and reputable carriers having a Financial Strength rating of at least A+ by A.M. Best Company, insurance against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability and (v) and such other hazards, as is customary in the business of such Loan Party.  All such insurance shall be in amounts, cover such assets and be under policies acceptable to the Lender in its Permitted Discretion.  In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, the applicable Loan Party shall purchase and maintain flood insurance on such Collateral (including any personal Property which is located on any real Property leased by such Loan Party within a “Special Flood Hazard Area”).  The amount of all insurance required by this Section shall at a minimum comply with applicable law, including the Flood Disaster Protection Act of 1973, as amended.  All premiums on such insurance shall be paid when due by the applicable Loan Party, and copies of the policies delivered to the Lender.  If any Loan Party fails to obtain any insurance as required by this Section, the Lender may obtain such insurance at the Borrowers’ expense.  By purchasing such insurance, the Lender shall not be deemed to have waived any Default or Unmatured Default arising from any Loan Party’s failure to maintain such insurance or pay any premiums therefor.   No Loan Party will use or permit any Property to be used in violation of applicable law or in any manner which might render inapplicable any insurance coverage.

(b)                                 All insurance policies required under Section 6.7(a) shall name the Lender (for the benefit of the Lender and its Affiliates) as an additional insured or as loss payee, as applicable, and shall provide that, or contain loss payable clauses or mortgagee clauses, in form and substance satisfactory to the Lender, which provide that:

(iv)                              all proceeds thereunder with respect to any Collateral shall be payable to the Lender;

(v)                                 no such insurance shall be affected by any act or neglect of the insured or owner of the Property described in such policy; and

(vi)                              such policy and loss payable clauses may be canceled, amended, or terminated only upon at least thirty days prior written notice given to the Lender.

(c)                                  Notwithstanding the foregoing, any insurance or condemnation proceeds received by the Loan Parties shall be immediately forwarded to the Lender and the Lender may, at its option, apply any such proceeds to the reduction of the Obligations in accordance with Section 2.13(d), provided that in the case of insurance proceeds pertaining to any Loan Party other than a Borrower, such insurance proceeds shall be applied to the Loans owing by the Borrowers.  The Lender may permit or require any Loan Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $500,000 in the aggregate, upon the applicable Loan Party’s request, the Lender shall permit such Loan Party to replace, restore, repair or rebuild the property; provided that, if such Loan Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 30 days of such casualty, the Lender may apply such insurance proceeds to the Obligations in accordance with Section 2.13.  All insurance proceeds that are to be made available to a Borrower to replace, repair, restore or rebuild the Collateral shall be applied by the Lender to reduce the outstanding principal balance of the Revolving Loans (which application shall not result in a permanent reduction of the Commitment) and upon such application, the Lender shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied.  All insurance proceeds made available to any Loan Party that is not a Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account.  In either case, thereafter, such funds shall be made available to the applicable Loan Party to provide funds to replace, repair, restore or rebuild the Collateral as follows:

(i)                                     The Borrower Representative shall request a Revolving Loan or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;

(ii)                                  so long as the conditions set forth in Section 4.2 have been met, the Lender shall make such Revolving Loan or Lender shall release funds from the cash collateral account; and

(iii)                               in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Loan.

6.8.                              Compliance with Laws.  Each Loan Party will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including all Environmental Laws.

6.9.                              Maintenance of Properties and Intellectual Property Rights.  Each Loan Party will do all things necessary to (i) maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times and (ii) obtain and maintain in effect at all times all material franchises, governmental authorizations, Intellectual Property Rights, licenses and permits, which are necessary for it to own its Property or conduct its business as conducted on the Closing Date.

6.10.                        Inspection.  Each Loan Party will permit the Lender, by its employees, representatives and agents, from time to time upon two Business Days’ prior notice as frequently as the Lender reasonably determines to be appropriate, to (a) inspect any of the Property, the Collateral, and the books and financial records of such Loan Party, (b) examine, audit and make extracts or copies of the books of accounts and other financial records of such Loan Party, (c) have access to its properties, facilities, the Collateral and its advisors, officers, directors and employees to discuss the affairs, finances and accounts of such Loan Party, and (d) review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of such Loan Party.  If a Default or an Unmatured Default has occurred and is continuing, each Loan Party shall provide such access to the Lender at all times and without advance notice.  Furthermore, so long as any Default has occurred and is continuing, each Loan Party shall provide the Lender with access to its suppliers.  Each Loan Party shall promptly make available to the Lender and its counsel originals or copies of all books and records that the Lender may reasonably request.

6.11.                        Appraisals.  Whenever a Default or Unmatured Default exists (and at such other times not more frequently than once per calendar year) as the Lender requests, the Lender may, at the sole expense of the Borrowers, obtain appraisals or updates thereof of the Borrowers’ Inventory from an appraiser, and prepared on a basis, satisfactory to the Lender, such appraisals and updates to include, without limitation, information required by applicable law and regulations and by the internal policies of the Lender.  The appraisers performing the appraisal and the methods of appraisal used by the appraisers doing the appraisal are subject to the Lender’s approval in its discretion exercised in good faith.  From and after the date the Lender receives and approves the most recent appraisal undertaken pursuant to this Section 6.11, the Net Orderly Liquidation Value of the Borrowers’ Inventory will, for purposes of determining the Borrowing Base, equal the Net Orderly Liquidation Value of then Eligible Inventory established by the most recent appraisal.  The

Lender will provide the Borrower Representative a copy of the most recent appraisal promptly on the receipt of it by the Lender.

6.12.                        Communications with Accountants.  Each Loan Party executing this Agreement authorizes the Lender to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to communicate to the Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party.

6.13.                        Collateral Access Agreements and Real Estate Purchases.  Each Loan Party shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be satisfactory in form and substance to the Lender. With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if Lender has not received a Collateral Access Agreement as of the Effective Date (or, if later, as of the date such location is acquired or leased), Borrower’s Eligible Inventory or Equipment at that location shall, in the Lender’s discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by the Lender.  After the Closing Date, no real property or warehouse space shall be leased by any Loan Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of the Lender (which consent, in the Lender’s discretion, may be conditioned upon the exclusion from the Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to the Lender) or, unless and until a satisfactory Collateral Access Agreement shall first have been obtained with respect to such location.  Each Loan Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located.  To the extent permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in real Property after the Closing Date, it shall first provide to the Lender a mortgage or deed of trust granting Lender a first priority Lien on such real Property, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by the Lender, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Lender, in each case, in form and substance reasonably satisfactory to the Lender.

6.14.                        Deposit Account Control Agreements.  The Loan Parties will provide to the Lender upon the Lender’s request, a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a deposit account of a Loan Party as set forth in the Security Agreements.

6.15.                        Additional Collateral; Further Assurances.

(a)                                  Subject to applicable law, each Loan Party shall, unless the Lender otherwise consents, (i) cause each of its Subsidiaries existing on the Closing Date (excluding any Foreign Subsidiary existing on the Closing Date other than Mondel Canada) to become or remain a Loan Party and a Guarantor and (ii) cause each of its Subsidiaries (excluding any Foreign Subsidiary formed after the Closing Date with the Lender’s prior consent) formed or acquired after the Closing Date in accordance with the terms of this Agreement to (1)

become a party to this Agreement by executing the Joinder Agreement set forth as Exhibit F hereto (the “Joinder Agreement”), and (2) guarantee payment and performance of the Guaranteed Obligations pursuant to the Guaranty; provided that no Subsidiary party to a Joinder Agreement shall be a Borrower under this Agreement unless the Lender has designated such Subsidiary to be a Borrower.

(b)                                 Upon the request of the Lender, each Loan Party shall (i) grant Liens to the Lender, pursuant to such documents as the Lender may reasonably deem necessary and deliver such property, documents, and instruments as the Lender may request to perfect the Liens of the Lender in any Property of such Loan Party which constitutes Collateral, including any parcel of real Property located in the U.S. owned by any Loan Party, and (ii) in connection with the foregoing requirements, or either of them, deliver to the Lender all items of the type required by Section 4.1 (as applicable).  Upon execution and delivery of such Loan Documents and other instruments, certificates, and agreements, each such Person shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

(c)                                  Each Loan Party will cause (i) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries and (ii) 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (exclusive of any Excluded Foreign Stock) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each Foreign Subsidiary directly owned by any Loan Party (exclusive of any Excluded Foreign Stock) or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Lender pursuant to the terms and conditions of the Loan Documents or other security documents as the Lender shall reasonably request.

(d)                                 Without limiting the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries which is required to become a Loan Party pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Lender such documents and agreements, and shall take or cause to be taken such actions as the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

6.16.                        Dividends.

(a)                                  No Loan Party will declare or pay any dividends or make any distributions on its Capital Stock (other than dividends or distributions payable in its own common stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, except that any Subsidiary may declare and pay dividends or make distributions to a Borrower.

(b)                                 No Loan Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Loan Party to a Loan Party.

6.17.                        Indebtedness.  No Loan Party will create, incur or suffer to exist any Indebtedness, except:

(a)                                  the Obligations;

(b)                                 Indebtedness existing on the date hereof and described in Schedule 5.22, including the SPA Indebtedness;

(c)                                  purchase money Indebtedness or Capitalized Lease Obligations incurred in connection with the purchase of any Equipment; provided that, (i) such Indebtedness is not secured by any of the Collateral other than the property so acquired and any identifiable proceeds, (ii) any Liens relating to such Indebtedness do not extend to or cover any property of a Loan Party other than the property so acquired and any identifiable proceeds therefrom, (iii) the principal amount of such Capitalized Lease Obligations or purchase money Indebtedness will not, at the time of the incurrence thereof, exceed the value of the property so acquired, and (iv) the aggregate of all such purchase money Indebtedness and Capitalized Lease Obligations incurred in any Fiscal Year shall not exceed the amount permitted during such period for capital expenditures pursuant to Section 6.29.1;

(d)                                 Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b) and (c) of this Section 6.17; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional Property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness, and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(e)                                  Indebtedness owing by any Borrowing Base Group Member to any other Loan Party with respect to intercompany loans, provided, further, that:

(i)                                     Each Borrowing Base Group Member shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Lender;

(ii)                                  at the time any such intercompany loan or advance is made by the Loan Party and after giving effect thereto, such Loan Party shall be Solvent; and

(iii)                               no Default or Unmatured Default then exists.

(f)                                    Contingent Obligations (i) by indorsement of instruments for deposit or collection in the ordinary course of business, (ii) consisting of the Reimbursements Obligations, and (iii) consisting of the Guaranty and guarantees of Indebtedness incurred for the benefit of any Borrowing Base Group Member if the primary obligation is expressly permitted elsewhere in this Section 6.17;

(g)                                 Indebtedness arising under Rate Management Transactions related to the Loans as required by Section 6.32;

(h)                                 unsecured Indebtedness incurred after the Closing Date from SPA; and

(i)                                     unsecured Subordinated Indebtedness incurred to comply with the requirements of Section 6.29.4 with respect to an Availability Condition.

6.18.                        Capital Structure.  (a) If all or any part of a Loan Party’s Capital Stock has been pledged to the Lender, that Loan Party shall not issue additional Capital Stock, and (b) no Loan Party will (i) make any change in its capital structure or (ii) engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

6.19.                        Merger.  No Loan Party will merge or consolidate with or into any other Person, except that, with the prior consent of the Lender, (a) any Subsidiary of a Borrower may merge into a Borrower or a Wholly-Owned Subsidiary of a Borrower which is a Domestic Subsidiary and a Loan Party and (b) any Loan Party (other than a Borrower) may merge with any other Loan Party so long as the surviving Loan Party is a Domestic Subsidiary.

6.20.                        Sale of Assets.  No Loan Party will lease, sell or otherwise dispose of its Property (including any Capital Stock owned by it) to any other Person, except:

(a)                                  sales of Inventory in the ordinary course of business; however, a sale in the ordinary course of business will not include a transfer in total or partial satisfaction of indebtedness; and

(b)                                 the sale or other disposition of Equipment that is obsolete or no longer useful in such Loan Party’s business and having a net book value not exceeding $250,000 in the aggregate in any Fiscal Year.

The Net Cash Proceeds of any sale or disposition permitted pursuant to this Section shall be delivered to the Lender as required by Section 2.13 and applied to the Obligations as set forth therein.

6.21.                        Investments and Acquisitions.  No Loan Party will (a) make or suffer to exist any Investments (including loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, (b) create any Subsidiary, (c) become or remain a partner in any partnership or joint venture, or (d) make any Acquisition, except:

(a)                                  Cash Equivalent Investments, subject to control agreements in favor of the Lender or otherwise subject to a perfected security interest in favor of the Lender, so long as after making such Cash Equivalent Investment, no Loans are then outstanding;

(b)                                 Investments in Subsidiaries existing as of the Closing Date;

(c)                                  other Investments described in Schedule 6.21;

(d)                                 Investments consisting of loans or advances made to employees of such Loan Party on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, and similar purposes up to a maximum of $25,000 to any employee and up to a maximum of $150,000 in the aggregate at any one time outstanding, except for loans for relocation purposes which may be made up to $200,000 at any time outstanding in the aggregate; and

(e)                                  subject to Sections 4.2(a) and 4.4 of the Security Agreements, Investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices.

6.22.                        Liens.

(e)                                  No Loan Party will create, incur, or suffer to exist any Lien in, of, or on the Property of such Loan Party, except the following (collectively, “Permitted Liens”):

(i)                                     Liens for taxes, fees, assessments, or other governmental charges or levies on the Property of such Loan Party if such Liens (A) shall not at the time be delinquent or (B)(1) do not secure amounts in excess of $50,000 in the aggregate as of any date, (2) are being contested in accordance with Section 6.5 and with respect to which the other terms of Section 6.5 are then being complied with by such Loan Party, and (3) do not prevent the Lender from having a perfected first priority security interest in, or as applicable, mortgage Lien on, the Collateral or with respect to future advances made hereunder;

(ii)                                  Liens imposed by law, such as carrier’s, warehousemen’s, and mechanic’s Liens and other similar Liens arising in the ordinary course of business which (A) secure payment of indebtedness not more than ten days past due or (B) (1) are being contested in good faith in accordance with Section 6.6 and with respect to which the other terms of Section 6.6 are then being complied with by such Loan Party, (2) do not secure indebtedness in excess of $250,000 in the aggregate as of any date, and (3) do not prevent the Lender from having a perfected first priority security interest in, or as applicable, mortgage Lien on, the Collateral or with respect to future advances made hereunder;

(iii)                               statutory Liens in favor of landlords of real Property leased by such Loan Party for each Borrower Facility for which there is not in effect a Collateral Access Agreement; provided that (A) such Loan Party is current with respect to payment of all rent and other amounts due to such landlord under any lease of such real Property and (B) do not secure indebtedness in excess of any aggregate Reserves therefor as of any date;

(iv)                              Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of bids, tenders, or contracts (other than for the repayment of indebtedness) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of indebtedness) or to secure statutory obligations (other than Liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds up to a maximum aggregate amount not to exceed, as of any date, $250,000;

(v)                                 utility easements, building restrictions, and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of such real Property or interfere with the use thereof in the business of such Loan Party;

(vi)                              Liens existing on the Closing Date and described in Schedule 6.22 provided that such Liens shall secure only that Indebtedness which they secure on the Closing Date subject to extension, refinancing, or renewal of that Indebtedness as permitted pursuant to Section 6.17(d); provided that, the Liens evidenced thereby are not increased to cover any additional Property not originally covered thereby;

(vii)                           Liens resulting from any extension, refinancing, or renewal of the related Indebtedness as permitted pursuant to Section 6.17(d); provided that, the Liens evidenced thereby are not increased to cover any additional Property not originally covered thereby;

(viii)                        Liens securing purchase money Indebtedness or Capital Lease Obligations of such Loan Party permitted pursuant to Section 6.17(c); provided that, such Liens attach only to the Property which was purchased with the proceeds of such purchase money Indebtedness or Capital Lease Obligations; and

(ix)                                Liens in favor of the Lender granted pursuant to any Loan Document.

(f)                                    Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.22, other than (1) clauses (i) and (viii) above, may at any time attach to any Accounts of any Loan Party and (2) clauses (i) through (iii) above, may at any time attach to any Inventory of any Loan Party.

(g)                                 Other than as provided in the Loan Documents or in connection with the creation or incurrence of any Indebtedness under Section 6.17(c), no Loan Party will enter into or become subject to any negative pledge or other restriction the right of such Loan Party to grant Liens to the Lender on any of its Property; provided that, any such negative pledge or other restriction entered into in connection with the creation of Indebtedness under Section 6.17(c) shall be limited to the Property securing such purchase money Indebtedness.

6.23.                        Change of Corporate Name or Location; Change of Fiscal Year.  No Loan Party shall (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in the Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, without at least thirty days prior written notice to the Lender and the Lender shall have either (1) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Lender’s security interest in the Collateral, or (2) after the Lender’s written acknowledgment that any reasonable action requested by the Lender in connection therewith, including to continue the perfection of any Liens in favor of the Lender in any Collateral, has been completed or taken, and, provided that, any new location shall be in the continental U.S.. No Loan Party shall change its Fiscal Year.

6.24.                        Affiliate Transactions.  No Loan Party will (a) enter into any transaction (including the purchase or sale of any Property or service) with any Affiliate or (b) make any payment or transfer (including any payment or transfer with respect to any fees or expenses for management services) to, any Affiliate except (i) in the ordinary course of business and pursuant to the reasonable requirements of such Loan Party’s business and upon fair and reasonable terms no less favorable to such Loan Party than such Loan Party would obtain in a comparable arms-length transaction and (ii) MagneTek may pay management fees pursuant to that certain Executive Management Agreement dated as of July 1, 1994 between MagneTek and The Spectrum Group, Inc. as in effect on the Closing Date, and any increases to the amounts set forth therein and any bonuses payable thereunder, in each case as may be approved by of the Board of Directors of MagneTek, so long as such increases and bonuses are solely for executive compensation; provided that no Loan Party will extend credit to, or have Indebtedness owing from, its Affiliates or pay in whole or in part any Indebtedness of any Affiliate except as permitted by Section 6.17(e) and Section 6.26(a).

6.25.                        Amendments to Agreements.  No Loan Party will, nor will any Loan Party permit its Subsidiary to, amend or terminate its articles of incorporation, charter, certificate of formation, by-laws, operating, management or partnership agreement or other organizational document.

6.26.                        Prepayment of Indebtedness; Subordinated Indebtedness.

(a)                                  No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Debt For Borrowed Money prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.20; (iii) Indebtedness permitted by Section 6.17(d) upon any refinancing thereof in accordance therewith; and (iv) Indebtedness permitted by Section 6.17(e).

(b)                                 No Loan Party shall make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

(c)                                  No Loan Party shall make any payments of interest, fees or principal on the SPA Indebtedness.

6.27.                        Letters of Credit.  No Loan Party will apply for or become liable upon or in respect of any Letter of Credit other than Facility LCs.

6.28.                        Financial Contracts.  No Loan Party shall enter into or remain liable upon any Financial Contract except for Rate Management Transactions required by Section 6.32.

6.29.                        Financial Covenants.

6.29.1.  Capital Expenditures.  No Loan Party shall expend, or be committed to expend, for Capital Expenditures in the aggregate for the Consolidated Group, in excess of (a) $1,750,000 for the Fiscal Year ending in June, 2004, (b) $2,500,000 for the Fiscal Year ending in June, 2005, or (c) $3,000,000 for the Fiscal Year ending in June, 2006.

6.29.2.  Minimum Fixed Charge Coverage Ratio.  The Borrowers will not permit the Fixed Charge Coverage Ratio for any Test Period ending on the dates set forth below to be less than the ratio set forth below opposite such Test Period ending on such date:

Test Period	Minimum Fixed Charge Coverage Ratio

Fiscal Quarter beginning September 29, 2003 and ending on December 28, 2003	1.250:1.0

Two Fiscal Quarters beginning September 29, 2003 and ending on March 28, 2004	1.250:1.0

Four Consecutive Fiscal Quarters ending June 27, 2004	1.250:1.0

Four Consecutive Fiscal Quarters ending September 26, 2004	1.250:1.0

Four Consecutive Fiscal Quarters ending December 26, 2004	1.250:1.0

Four Consecutive Fiscal Quarters ending March 27, 2005	1.250:1.0

Four Consecutive Fiscal Quarters ending June 26, 2005 and each Four Consecutive Fiscal Quarters thereafter	1.300:1.0

6.29.3.  Minimum EBITDA.  The Borrowers shall not permit Consolidated EBITDA (“EBITDA Covenant”) to be less than the amounts set opposite the Test Periods set forth below (or, as applicable, in the case of negative amounts, the Borrowers will not permit Consolidated EBITDA to be more negative than the negative amounts set opposite the Test Periods ending on the following dates):

Test Period	Minimum EBITDA

Fiscal Quarter beginning June 30, 2003 and ending on September 28, 2003	$(750,000)

Two Fiscal Quarters beginning June 30, 2003 and ending on December 28, 2003	$150,000

Three Fiscal Quarters beginning June 30, 2003 and ending on March 28, 2004	$1,100,000

Four Consecutive Fiscal Quarters ending June 27, 2004	$2,750,000

Four Consecutive Fiscal Quarters ending September 26, 2004	$3,400,000

Four Consecutive Fiscal Quarters ending December 26, 2004	$4,125,000

Four Consecutive Fiscal Quarters ending March 27, 2005	$4,800,000

Four Consecutive Fiscal Quarters ending June 26, 2005 and each Four Consecutive Fiscal Quarters thereafter	$5,500,000

6.29.4.  Minimum Availability.  The Borrowers shall maintain, at all times and under all circumstances, Availability of not less than $500,000 in the aggregate; provided that if Availability is less than $1,000,000 in the aggregate for two consecutive Business Days (“Availability Condition”), then, within 30 days after each Availability Condition, the Borrowers will incur additional unsecured Subordinated Indebtedness, unsecured Debt For Borrowed Money from SPA, or cause equity to be contributed to MagneTek in cash in an aggregate amount at least equal to $1,000,000 with respect to the occurrence of each such Availability Condition.

6.30.                        Depository Banks.  Each Loan Party shall maintain the Lender as such Loan Party’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

6.31.                        Sale of Accounts. No Loan Party will, nor will any Loan Party permit its Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

6.32.                        Required Rate Management Transactions.  Within 60 days of the initial Loans, the Borrowers will enter into one or more transactions of the type described in the definition of “Rate Management Transactions” with the Lender in its reasonable discretion, providing for a fixed rate of interest on a notional amount of at least $3,000,000 and an average weighted maturity of at least 3 years.

6.33.                        Holding Companies; Inactive Companies.  None of MXT, Mondel Holding or the Inactive Companies shall engage in any trade or business, or own any assets (other than the Capital Stock of its Subsidiaries) or incur any Indebtedness (other than the Secured Obligations).

6.34.                        Operating Profit.  The Borrowers shall not permit Operating Profit for any Business Group Member (“Operating Profit Covenant”) to be less than the amounts set opposite the Test Periods set forth below (or, as applicable, in the case of negative amounts, the Borrowers will not permit Operating Profit for any Business Group Member to be more negative than the negative amounts set opposite the Test Periods ending on the following dates):

(a)                                  ICG:

Test Period	Minimum Operating Profit of ICG

Two Fiscal Quarters beginning June 30, 2003 and ending on December 28, 2003	$2,800,000

Three Fiscal Quarters beginning June 30, 2003 and ending on March 28, 2004	$4,500,000

Four Consecutive Fiscal Quarters ending June 27, 2004 and each Four Consecutive Fiscal Quarters ending thereafter	$7,000,000

(b)                                 PEG:

Test Period	Minimum Operating Profit of PEG

Two Fiscal Quarters beginning June 30, 2003 and ending on December 28, 2003	$(350,000)

Three Fiscal Quarters beginning June 30, 2003 and ending on March 28, 2004	$25,000

Four Consecutive Fiscal Quarters ending June 27, 2004 and each Four Consecutive Fiscal Quarters ending thereafter	$400,000

(c)                                  TPG:

Test Period	Minimum Operating Profit of TPG

Two Fiscal Quarters beginning June 30, 2003 and ending on December 28, 2003	$(2,000,000)

Three Fiscal Quarters beginning June 30, 2003 and ending on March 28, 2004	$(1,900,000)

Four Consecutive Fiscal Quarters ending June 27, 2004	$(1,700,000)

Each Four Consecutive Fiscal Quarters ending after June 27, 2004	$(1,250,000)

ARTICLE VII

DEFAULTS

7.1                                 Defaults.  The occurrence of any one or more of the following events or conditions, whether or not caused by or within the control of a Loan Party, shall constitute a “Default” hereunder:

(a)                                  any representation or warranty made or deemed made by or on behalf of any Loan Party to the Lender under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with any of the foregoing shall be materially false on the date as of which made;

(b)                                 nonpayment, when due (whether upon demand or otherwise), of any principal, interest, fee, Reimbursement Obligation or any other Obligation owing under any of the Loan Document;

(c)                                  the breach by any Loan Party of any of the terms or provisions of Section 6.2, 6.3(a), 6.10, 6.16 through 6.23 or 6.25 through 6.34;

(d)                                 (i) the breach by any Loan Party (other than a breach which constitutes a Default under another subsection of this Section 7.1) of any of the terms or provisions of (i) Sections 6.1(f) or 6.7(a) (insofar as maintenance of applicable insurance coverage is concerned) which is not remedied within five (5) days after the earlier of such breach or written notice from the Lender; (ii) Section 6.1 (other than Section 6.1(f)), 6.3 (other than Section 6.3(a)), 6.4 through 6.15 (other than Sections 6.7(a) or 6.10), or 6.24 of this

Agreement which is not remedied within ten (10) days after the earlier of such breach or written notice from the Lender; or (iii) any other Section of this Agreement which is not remedied within twenty (20) days after the earlier of such breach or written notice from the Lender;

(e)                                  failure of any Loan Party to pay when due any Material Indebtedness or a default, breach or other event occurs under any term, provision or condition contained in any Material Indebtedness Agreement of any Loan Party, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; any Material Indebtedness of any Loan Party shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or any Loan Party shall not pay, or admit in writing its inability to pay, its debts generally as they become due;

(f)                                    any Loan Party shall (i) have an order for relief entered with respect to it under the Bankruptcy Code as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Bankruptcy Code as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this subsection (f), (vi) fail to contest in good faith any appointment or proceeding described in subsection (g) below, or (vii) voluntarily dissolve or cease to exist or any final and nonappealable order or judgment shall be entered against a Loan Party decreeing its involuntary dissolution;

(g)                                 a receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any Substantial Portion of its Property, or a proceeding described in subsection (f)(iv) of Section 7.1 shall be instituted against any Loan Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty consecutive days;

(h)                                 any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of any Loan Party which, when taken together with all other Property of any Loan Party so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion;

(i)                                     any loss, theft, damage or destruction of any item or items of Collateral or other property of any Loan Party occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

(j)                                     any Loan Party shall fail within thirty days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $250,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued or result any Lien;

(k)                                  any Change in Control shall occur;

(l)                                     (i) the Unfunded Liabilities of the MagneTek Pension Plan shall exceed in the aggregate $51,356,000 as of any Fiscal Year end or any date otherwise required to be determined under applicable law, (ii) any Reportable Event that can be expected to result in a Material Adverse Effect shall occur in connection with any Plan, (iii) a cash contribution is required to be made to the MagneTek Pension Plan, (iv) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, (v) a Loan Party or the PBGC takes any action to terminate a Plan, or (vi) liability is imposed on any Loan Party or any Control Group Member pursuant to Section  4069 of ERISA;

(m)                               any Loan Party shall (i) be the subject of any proceeding or investigation pertaining to the release by the any Loan Party or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect;

(n)                                 the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o)                                 the Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Guaranty to which it is a party, or shall give notice to such effect;

(p)                                 any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;

(q)                                 (other than a breach which constitutes a Default under Section 7.1(p)), any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(r)                                    (other than a breach which constitutes a Default under Section 7.1(a)), the representations and warranties set forth in Section 5.17 shall at any time not be true and correct;

(s)                                  nonpayment by a Borrower or any of its Subsidiary of any Rate Management Obligation when due or the breach by a Borrower or any of its Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not the Lender or Affiliate of the Lender is a party thereto; or

(t)                                    any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any Property of such Loan Party having a fair market value in excess of $100,000.

7.2                                 Continuing Default.  Each Default will be deemed continuing until it is waived in writing by, or cured to the written satisfaction of, the Lender.

ARTICLE VIII

REMEDIES; WAIVERS AND AMENDMENTS

8.1.                              Remedies.

(h)                                 If any Default occurs, the Lender may in its discretion (i) reduce the Commitment, (ii) terminate or suspend the obligations of the Lender to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, (iii) declare all or any portion of the Obligations to be due and payable, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive, (iv) upon notice to the Borrower Representative and in addition to the continuing right to demand payment of all amounts payable under this Agreement, the Lender may either (1) make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Lender an amount, in immediately available funds (which funds shall be held in the Facility LC Collateral Account), equal to 105% of the Collateral Shortfall Amount or (2) deliver a Supporting Letter of Credit as required by Section 2.1.2(i), whichever the Lender may specify in its sole discretion, (v) increase the rate of interest applicable to the Loans and the LC Fees as set forth in this Agreement and (vi) exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.

(i)                                     If any Default described in subsections (f) or (g) of Section 7.1 occurs with respect to any Loan Party, the obligations of the Lender to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and all Obligations shall immediately become due and payable without any election or action the part of the Lender and the Loan Parties will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Lender an amount equal to 105% of the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(j)                                     If, within thirty days after acceleration of the maturity of the Obligations or termination of the obligations of the Lender to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in subsections (f) or (g) of Section 7.1 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Lender (in its  sole discretion) shall so direct, the Lender shall, by notice to the Borrower Representative, rescind and annul such acceleration and/or termination.

(k)                                  If at any time while any Default is continuing, the Lender determines that the Collateral Shortfall Amount at such time is greater than zero, the Lender may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Lender an amount equal to 105% of the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account. The Borrowers hereby pledge, assign, and grant to the Lender a security interest in all of the Borrowers’ right, title, and interest (individually and collectively) in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations.

(l)                                     The Lender may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lender under the Loan Documents.

(m)                               At any time while any Default is continuing, neither any Borrower nor any Person claiming on behalf of or through a Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Secured Obligations have been indefeasibly paid in full and the Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Lender to the Borrowers or paid to whomever may be legally entitled thereto at such time.

(n)                                 In addition to, and without limitation of, any rights of the Lender under applicable law, if any Loan Party becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Lender or any Affiliate of the Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Secured Obligations, or any part thereof, shall then be due.

8.2.                              Waivers by Loan Parties.  Except as otherwise provided for in this Agreement or by applicable law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Lender on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever the Lender may do in this regard, (b) all rights to notice and a hearing prior to the Lender’s taking possession or control of, or to the Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

8.3.                              Amendments.  No amendment, waiver or modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Lender and the Loan Parties and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.4.                              Preservation of Rights.  No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender as required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1.                              Survival of Representations.  All representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Credit Extensions herein contemplated.

9.2.                              Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.                              Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.                              Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Loan Parties and the Lender and supersede all prior agreements and understandings among the Loan Parties and the Lender relating to the subject matter thereof.

9.5.                              Several Obligations; Benefits of this Agreement.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.6.                              Expenses; Indemnification.

(a)                                  The Borrowers shall reimburse the Lender for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender n connection with the preparation, negotiation, execution, delivery, distribution (including via the internet or through a service such as Intralinks), review, amendment, modification, and administration of the Loan Documents.  The Borrowers also agree to reimburse the Lender for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrowers under this Section include, without limitation, costs and expenses incurred in connection with:

(i)                                     appraisals of all or any portion of the Collateral, each parcel of real Property or interest in real Property described in any Collateral Document, which appraisals shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions (including travel, lodging, meals and other out of pocket expenses for inspections of the Collateral and the Borrower’s operations by the Lender) plus the Lender’s then customary charge for field examinations and audits and the preparation of certain audit reports (the “Reports”) (such charge is currently $850 per day (or portion thereof) for each Person retained or employed by the Lender with respect to each field examination or audit);

(ii)                                  any amendment, modification, supplement, consent, waiver or other documents prepared with respect to any Loan Document and the transactions contemplated thereby;

(iii)                               lien and title searches and title insurance;

(iv)                              taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender’s Liens (including costs and expenses paid or incurred by the Lender in connection with the consummation of the Agreement);

(v)                                 sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take;

(vi)                              any litigation, contest, dispute, proceeding or action (whether instituted by the Lender, any Loan Party or any other Person and whether as to party, witness or otherwise) in any way relating to the Collateral, the Loan Documents or the transactions contemplated thereby; and

(vii)                           costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Funding Account and lock boxes, and costs and expenses of preserving and protecting the Collateral.

The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers.  All of the foregoing costs and expenses may be charged to the Borrower’s Loan Account as Revolving Loans or to another deposit account, all as described in Section 2.15(b).

The Borrowers hereby further agree to indemnify the Lender, its Affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not the Lender or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.   The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement.

9.7.                              Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.5, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Consolidated Group.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower Representative, the Lender and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower Representative shall provide to the Lender reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

9.8.                              Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.9.                              Non-liability of Lender.  The relationship between any Loan Party on the one hand and the Lender on the other hand shall be solely that of debtor and creditor.  The Lender shall not have any fiduciary responsibilities to any Loan Party.  The Lender does not undertake any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  The Loan Parties agree that the Lender shall have no liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  The Lender shall not have any liability with respect to, and each Loan Party hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any Loan Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

ARTICLE X

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

10.1.                        Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Lender and their respective successors and assigns permitted hereby, except that the Loan Parties shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of the Lender.  The Lender shall have the right to assign this Agreement and the other Loan Documents to any Person at any time without the consent of any of the Loan Parties.  The Lender may from time to time provide any information the Lender may have about any Loan Party, the Collateral or about any matter relating to this Agreement or the other Loan Documents to any assignee or prospective assignee of the Lender or to Bank One Corporation or any of its Affiliates or their successors.

10.2.                        Participations.

(a)                                  The Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, may at any time sell to one or more banks or other entities (“Participants”) participating interests in the Commitment, the Credit Exposure, the Collateral or other security provided to the Lender, or any other interests of the Lender under this Agreement or the other Loan Documents.

(b)                                 The Loan Parties acknowledge that Participants have or will have certain rights under their respective participation agreements with the Lender that may, subject to the terms of the participation agreements, require the Lender to obtain the consent (collectively, “Participant Consents”) of some or all of the Participants before the Lender takes or refrains from taking certain actions (other than as expressly required by the Loan Documents) or grants certain waivers, consents or approvals in respect of the Commitment, the Credit Exposure, the Loan Documents or the Collateral.  None of the Participants, however, will have Participant Consent rights which are greater than those rights and remedies the Lender has under the Loan Documents.  In addition, from time to time, the Lender may request instructions from the Participants in respect of the actions, waivers, consents or approvals which by the terms of any of the Loan Documents the Lender is permitted or required to take or to grant or to not take or grant (“Participant Instructions”).  If the Participant Consents are, pursuant to the terms of the respective participation agreements, required or Participant Instructions are requested, the Lender will (i) be absolutely empowered to take or refrain from taking any action (other than as expressly required by the Loan Documents) or withhold any waiver, consent or approval and (ii) not be under any liability whatsoever to any Person, including any Loan Party and any Participant, from taking or refraining from taking any action or withholding any waiver, consent or approval under any of the Loan Documents until it has received the requisite Participant Consents or, as applicable, the Participant Instructions.

(c)                                  The Loan Parties authorize the Lender to disclose to any Participant or prospective Participant any information the Lender may have about any Loan Party, the Collateral or about any matter relating to this Agreement or the other Loan Documents; provided, however, the Lender will cause each Participant or prospective participant to enter into an agreement to hold any confidential information which it may receive from the Lender with respect to any Loan Party in connection with this Agreement in confidence on customary terms and conditions except for disclosure (i) to such Participant’s Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Participant, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Participant is a party, (vi) to such Participant’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Credit Extensions hereunder;

(d)                                 Nothing in the Loan Documents will prohibit the Lender from pledging or assigning its interests in the Loans to any Federal Reserve the Lender in accordance with applicable law.

(e)                                  Each Loan Party agrees that each Participant shall be deemed to have the right of setoff provided in Section 8.1(g) in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that, the Lender shall retain the right of setoff provided in Section 8.1(g) with respect to the amount of participating interests sold to each Participant.

ARTICLE XI

NOTICES

11.1.                        Notices; Effectiveness; Electronic Communication

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)                                     if to any Loan Party, at its address or telecopier number set forth on the signature page hereof; and

(ii)                                  if to the Lender, at its address or telecopier number set forth on the signature page hereof.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Electronic Communications.  The Lender or any Loan Party may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Notwithstanding the foregoing, in every instance, the Borrower Representative shall be required to provide paper copies of the Compliance Certificates required by Section 6.1(e) to the Lender.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.2.                        Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XII

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Loan Parties and the Lender and each party has notified the Lender by facsimile transmission or telephone that it has taken such action.

ARTICLE XIII

GUARANTY

13.1.                        Guaranty. Each Guarantor (other than the Foreign Subsidiaries; each to be referred to in this Article XIII as a Guarantor and collectively as the Guarantors) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lender the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

13.2.                        Guaranty of Payment.  This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Lender to sue any Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

13.3.                        No Discharge or Diminishment of Guaranty.

(o)                                 Except as otherwise provided for herein and to the extent provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:

(i)                                     any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise;

(ii)                                  any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations;

(iii)                               any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations, or their assets or any resulting release or discharge of any obligation of any Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations; or

(iv)                              the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Borrower, any Guarantor, any other guarantor of the Guaranteed Obligations, the Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(p)                                 The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Borrower, any Guarantor or any other guarantor of or other person liable for any of the Guaranteed Obligations, of the Guaranteed Obligations or any part thereof.

(q)                                 Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by:

(i)                                     the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations;

(ii)                                  any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations;

(iii)                               any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrowers (or any one or more of them) for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations;

(iv)                              any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Obligations; or

(v)                                 any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

13.4.                        Defenses Waived.  To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Borrower, any Guarantor, any other guarantor of any of the Guaranteed Obligations, or any other person.  The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Borrower, any Guarantor, any other guarantor or any other person liable on any part of the Guaranteed Obligations or exercise any other right or remedy available to it against any Borrower, any Guarantor, any other guarantor or any other person liable on any of the Guaranteed Obligations, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower, any other guarantor or any other person liable on any of the Guaranteed Obligations, as the case may be, or any security.

13.5.                        Rights of Subrogation.  No Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Borrower, any Guarantor, any person liable on the Guaranteed Obligations, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Lender.

13.6.                        Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender are in possession of this Guaranty.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

13.7.                        Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that the Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

13.8.                        Termination.  The Lender may continue to make loans or extend credit to the Borrowers based on this Guaranty until five days after it receives written notice of termination from any Guarantor.  Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lender for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

13.9.                        Taxes.  All payments of the Guaranteed Obligations will be made by each Guarantor free and clear of and without deduction for or on account of any and all present or future taxes, levies, imposts, duties, charges, deductions or withholdings of whatever nature imposed by any governmental authority with respect to such payments, and any and all liabilities with respect to the foregoing, but excluding franchise taxes and taxes imposed on overall net income of the Lender by the U.S. or the jurisdiction in which the Lender’s applicable Lending Installation is located (collectively, “Taxes”).  If any Guarantor is required by law to deduct any Taxes from or in respect of any sum payable to the Lender under this Guaranty, (a) the sum payable must be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) the Lender receive an amount equal to the sum it would have received had no such deductions been made, (b) the Guarantors must then make such deductions, and must pay the full amount deducted to the relevant authority in accordance with applicable law, and (c) the Guarantors must furnish to the Lender within forty-five days after their due date certified copies of all official receipts evidencing payment thereof.

13.10.                  Severability.  The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum

Liability”.  This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lender to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lender hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

13.11.                  Contribution.  In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article XIII, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from a Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from a Borrower after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of both the Lender and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

13.12.                  Lending Installations.  The Guaranteed Obligations may be booked at any Lending Installation.  All terms of this Guaranty apply to and may be enforced by or on behalf of any Lending Installation.

13.13.                  Liability Cumulative.  The liability of each Loan Party as a Guarantor under this Article XIII is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations of liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XIV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

14.1.                     CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF OHIO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

14.2.                     CONSENT TO JURISDICTION.  EACH LOAN PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR ILLINOIS STATE COURT SITTING IN CINCINNATI, OHIO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH LOAN PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTION WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CINCINNATI, OHIO.

14.3.                     WAIVER OF JURY TRIAL.  EACH LOAN PARTY AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Loan Parties and the Lender have executed this Agreement as of the date first above written.

BORROWERS:

MAGNETEK, INC.

By:	/s/ David P. Reiland
David P. Reiland, Executive Vice President and Chief Financial Officer

MAGNETEK ADS POWER, INC.

By:	/s/ David P. Reiland
David P. Reiland, President

MAXTEC INTERNATIONAL CORP.

By:	/s/ David P. Reiland
David P. Reiland, President

LOAN PARTIES (OTHER THAN BORROWERS):

MXT HOLDINGS, INC.

By:	/s/ David P. Reiland
David P. Reiland, President

MONDEL ULC

By:	/s/ John P. Colling, Jr.
John P. Colling, Jr., Chief Financial Officer

MAGNETEK MONDEL HOLDING, INC.

By:	/s/ David P. Reiland
David P. Reiland, President

MAGNETEK LEASING CORPORATION

By:	/s/ David P. Reiland
David P. Reiland, President

MAGNETEK NATIONAL ELECTRIC COIL, INC.

By:	/s/ David P. Reiland
David P. Reiland, President

NOTICE ADDRESS FOR ALL LOAN PARTIES:

Address:	MagneTek, Inc.
10900 Wilshire Blvd., Suite 850
Los Angeles, California 90024
Attention:	David P. Reiland
Telephone:	(310) 689-1613
Facsimile:	(310) 208-1322

THE LENDER:

BANK ONE, NA

By:	/s/ David L. Carey
David L. Carey, Director

NOTICE ADDRESS FOR LENDER:

Address: 8044 Montgomery Road, 3rd Floor
Mail Code OH3-4103
Cincinnati, Ohio 45236
Attention: Mr. Jeffrey W. Swartz

Telephone:	(513) 985-5732
Facsimile:	(513) 985-5030

PRICING SCHEDULE

		Applicable Margin		Applicable LC Fee Rate
PRICING LEVEL	Fixed Charge Coverage Ratio (Fiscal year end)	Revolver Eurodollar Margin	Revolver ABR Margin	LC Fee
I	< 1.150 to 1.0	3.50%	1.25%	3.250%
II	< 1.350 to 1.0 but > 1.150 to 1.0	3.25%	1.0%	3.0%
III	< 1.500 to 1.0 but > 1.350 to 1.0	3.00%	0.75%	2.75%
IV	> 1.500 to 1.0	2.75%	0.50%	2.50%

“Financials” means the annual financial statements of the Consolidated Group delivered pursuant to Section 6.1 of the Credit Agreement.

For purposes of determining the Applicable Margin and the Applicable LC Fee Rate, the Fixed Charge Coverage Ratio will, after the Closing Date, be determined as of the end of each Fiscal Year occurring during the term of this Agreement (each such date being a “Determination Date”).  The first Determination Date after the Closing Date is June 27, 2004.  On the Lender’s receipt of the Borrowers’ Financials, the Applicable Margin and the Applicable LC Fee Rate will be subject to adjustment in accordance with the table set forth in this Pricing Schedule based on the then Fixed Charge Coverage Ratio so long as no Default or Unmatured Default is existing as of applicable Determination Date or as of the effective date of adjustment.  The foregoing adjustment, if applicable, to the Applicable Margin and the Applicable LC Fee Rate will become effective for Eurodollar Loans made, the unpaid principal balance of Floating Rate Loans outstanding, and LC Fees due with respect to Facility LCs issued or renewed on and after the first day of the first calendar month following delivery to the Lender of the Financials until the next succeeding effective date of adjustment pursuant to this Pricing Schedule.  Each of the Financials must be delivered to the Lender in compliance with Section 6.1.  If the Borrowers, however, have not timely delivered its Financials, then, at the Lender’s option, commencing on the date upon which such Financials should have been delivered in accordance with Section 6.1 and continuing until such Financials are actually delivered in accordance with Section 6.1, it shall be assumed for purposes of determining the Applicable Margin and the Applicable LC Fee Rate that the Fixed Charge Coverage Ratio was less than 1.150 to 1.0 and pricing Level I will be applicable on the then applicable Determination Date.  As of the Closing Date, pricing Level II will be in effect.

EXHIBIT A

BORROWING NOTICE

Date:                                          , 20

To:                              Bank One, NA

This Borrowing Notice is furnished pursuant to Section 2.1.1(b)(i) of that certain Credit Agreement dated as of August 15, 2003 (as amended, modified, renewed or extended from time to time, the “Agreement”) among  MagneTek, Inc., Magnetek ADS Power, Inc., and Maxtec International Corp. (the “Borrowers”), the other Loan Parties, and Bank One, NA (the “Lender”).  Unless otherwise defined herein, capitalized terms used in this Borrowing Notice have the meanings ascribed thereto in the Agreement.

The Borrowers hereby notify the Lender of their request of an advance of the Revolving Loans pursuant to Section 2.1.1 of the Agreement.  The Borrowers hereby request that:

[FOR FLOATING RATE LOANS:]

(1)                                  A Revolving Loan in the total amount of $                    (the “Advance”), which Advance shall be made by transferring the amount of the Advance to the Funding Account of the Borrowers at the Lender as contemplated by the Agreement;

(2)                                  The Advance is to be made as a Floating Rate Loan; and

(3)                                  The Borrowing Date for the requested Advance is                        ,           [INSERT] (must be a Business Day).

[FOR EURODOLLAR LOANS:]

(1)                                  Borrowing Date of Eurodollar Loan (must be a Business Day and given three days prior to the Borrowing Date):

(2)                                  Aggregate Amount of the Eurodollar Loan: $                                                      (minimum of $500,000 and increments of $100,000)

(3)                                  Duration of Interest Period:

One Month

Two Months

Three Months

(4)                                  There are no more than 4 Interest Periods outstanding after giving effect to the Interest Period selected by this Borrowing Notice.

The Borrowers hereby represent that, as of the date of this Borrowing Notice:

(a)                                  There exists no Default or Unmatured Default and no Default or Unmatured Default shall result from this Credit Extension.

(b)                                 The representations and warranties contained in Article V of the Agreement are true and correct, except to the extent any such representation or warranty is stated to relate solely to an earlier date.

(c)                                  the person signing this Borrowing Notice is duly authorized to execute and deliver it to the Lender on behalf of the Borrowers;

(d)                                 this Credit Extension is made in accordance with the Agreement; and

(e)                                  this Credit Extension is not revocable by the Borrowers.

MAGNETEK, INC.

By:
Name:
Title:

EXHIBIT B

CONVERSION/CONTINUATION NOTICE

Date:                                          , 20

To:                              Bank One, NA

This Conversion/Continuation Notice is furnished pursuant to Section 2.6 of that certain Credit Agreement dated as of August 15, 2003 (as amended, modified, renewed or extended from time to time, the “Agreement”) among MagneTek, Inc., Magnetek ADS Power, Inc., and Maxtec International Corp. (the “Borrowers”), the other Loan Parties and Bank One, NA, (the “Lender”).  Unless otherwise defined herein, capitalized terms used in this Borrowing Notice have the meanings ascribed thereto in the Agreement.

The Borrowers hereby notify the Lender of its request to [SELECT ONE]:

(1)                                  convert the Floating Rate Loan in the amount of $             into a Eurodollar Loan with an Interest Period duration of:              month(s) (1, 2, or 3 months)

(2)                                  continue the Eurodollar Loan described below:

(a)     Date of Continuation (must be a Business Day and given three days prior to the requested conversion/continuation Date):

(b)    Aggregate Amount of the Eurodollar Loan: $                                                (minimum of $500,000 and increments of $100,000)

(c)     The duration of the Interest Period applicable thereto:                    month(s) (1, 2, or 3 months)

(d)    There are no more than 4 Interest Periods outstanding after giving effect to the Interest Period selected by Conversion/Continuation Notice.

The Borrowers hereby represent that, as of the date of this Conversion/Continuation Notice:

(a)                                  There exists no Default or Unmatured Default and no Default or Unmatured Default shall result from this Credit Extension;

(b)                                 The representations and warranties contained in Article V of the Agreement are true and correct, except to the extent any such representation or warranty is stated to relate solely to an earlier date;

(c)                                  this Conversion/Continuation Notice is made in accordance with the Agreement;

(d)                                 this Conversion/Continuation Notice is not revocable by the Borrowers; and

(e)                                  the person signing this Conversion/Continuation Notice is duly authorized to execute and deliver it to the Lender on behalf of the Borrowers.

MAGNETEK, INC.

By:
Name:
Title:

EXHIBIT C

REVOLVING NOTE

EXHIBIT D

FORM OF OPINIONS

EXHIBIT E

COMPLIANCE CERTIFICATE

To:                              Bank One, NA

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of August 15, 2003 (as amended, modified, renewed or extended from time to time, the “Agreement”) among  MagneTek, Inc., Magnetek ADS Power, Inc., and Maxtec International Corp. (the “Borrowers”), the other Loan Parties, and Bank One, NA.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.               I am the duly elected                           of MagneTek, Inc.;

2.  I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements;

3.         The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4.         I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Lender the notice required by Section 6.23;

5. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct;

6.         Schedule II hereto sets forth the determination of the interest rates to be paid for Credit Extensions and the commitment fee rates commencing on the fifth day following the delivery hereof; and

7.         Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of             ,       .

MAGNETEK, INC.

By:
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of            ,        with
Provisions of     and        of
the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE

Borrower’s Applicable Margin Calculation

SCHEDULE III TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT F

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                  ,        , 200  , is entered into between                                                                    , a                                (the “New Subsidiary”) and BANK ONE, NA (the “Lender”) under that certain Credit Agreement, dated as of August 15, 2003 among MagneTek, Inc., Magnetek ADS Power, Inc., and Maxtec International Corp. (the “Borrowers”), the Loan Parties party thereto, and the Lender (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Lender hereby agree as follows:

1.                                       The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including  (a) all of the representations and warranties of the Loan Parties set forth in Article V of the Credit Agreement, and (b) all of the covenants set forth in Article VI of the Credit Agreement, and (c) all of the guaranty obligations set forth in Article XIII of the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 13.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Guarantors, to the Lender, as provided in Article XIII of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The New Subsidiary has delivered to the Lender an executed Guaranty.

2.                                       If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Lender in accordance with the Credit Agreement.

3.                                       The address of the New Subsidiary for purposes of Article XIII of the Credit Agreement is as follows:

4.                                       The New Subsidiary hereby waives acceptance by the Lender of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.                                       This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6.                                       THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Lender has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK ONE, NA

By:
Name:
Title:

EXHIBIT G

BORROWING BASE CERTIFICATE

SCHEDULE 5.8

LITIGATION AND CONTINGENT OBLIGATIONS

SCHEDULE 5.9

CAPITALIZATION AND SUBSIDIARIES

SCHEDULE 5.12

NAMES; PRIOR TRANSACTIONS

SCHEDULE 5.14

MATERIAL AGREEMENTS

SCHEDULE 5.16

OWNERSHIP OF PROPERTIES

SCHEDULE 5.22

INDEBTEDNESS

SCHEDULE 5.23

AFFILIATE TRANSACTIONS

SCHEDULE 5.24

REAL PROPERTY; LEASES

SCHEDULE 5.25

INTELLECTUAL PROPERTY RIGHTS

SCHEDULE 5.26

INSURANCE

SCHEDULE 5.32

LABOR MATTERS

SCHEDULE 6.21

OTHER INVESTMENTS

Investment In	Jurisdiction of Organization	Owned By	Amount of Investment	Percent Ownership

SCHEDULE 6.22

LIENS